Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION MARKED BY [*] HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL.

EXCLUSIVE LICENSE AND SUPPLY AGREEMENT

THIS EXCLUSIVE LICENSE AND SUPPLY AGREEMENT (“Agreement”) is made effective as of the 7th day of April, 2022 (the “Effective Date”), by and between Immedica Pharma AB, a corporation organized and existing under the laws of Sweden with registration number, 556835-6322 and offices at Norrtullsgatan 15, SE 113 29 Stockholm, Sweden (“IMMEDICA”) and Actinium Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware and with offices at 275 Madison Avenue, 7th Floor, New York, NY 10016, U.S.A. (“LICENSOR”). IMMEDICA and LICENSOR may, from time-to-time, be individually referred to as a “Party” and collectively referred to as the “Parties”.

RECITALS

WHEREAS, LICENSOR Controls the Licensed Technology (hereinafter defined); and

WHEREAS, IMMEDICA wishes to obtain, and LICENSOR wishes to grant, certain licenses under the Licensed Technology on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties, intending to be legally bound hereby, agree to the foregoing and as follows:

1.	DEFINITIONS

1.1.	“Additional Clinical Studies” has the meaning given in Section 4.2.1.

1.2.	“Additional Indication Study” has the meaning given in Section 4.2.2.

1.3.	“Additional Product” has the meaning given in Section 2.4.

1.4.	“Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” shall refer to: (a) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities of such entity.

1.5.	“Applicable Laws” means all applicable laws, statutes, rules, regulations and guidelines, including, without limitation, all applicable standards or guidelines promulgated by any Regulatory Authority, including to the extent applicable, GLP, GCP and GMP.

1.6.	“AML” means Acute Myeloid Lukemia.

1.7.	“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks located in New York, NY, U.S.A. or Sweden are authorized or required by law to remain closed.

1.8.	“Calendar Quarter” means each period of three (3) consecutive months ending on March 31, June 30, September 30, or December 31.

1.9.	“Calendar Year” means the period of twelve (12) consecutive months corresponding to the calendar year commencing on the first day of January and ending on the last day of December, and each successive twelve (12) month period thereafter.

1.10.	“Claims” means collectively, any and all Third Party demands, claims, actions and proceedings (whether criminal or civil, in contract, tort or otherwise) for losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees).

1.11.	“Clinical Studies” means any study in which human subjects are dosed or treated with a drug or biological product, whether approved or investigational and including paediatric studies and investigator sponsored studies.

1.12.	“Commercialize” or “Commercialization” means any and all activities related to pre-marketing, launching, marketing, promotion (including advertising and detailing), serialization, bidding and listing, pricing and reimbursement, distribution, storage, handling, offering for sale, selling, having sold, importing, having imported, exporting, having exported, distributing, having distributed, supplying for named patient use, providing customer service and support, conducting medical affairs, conducting post-marketing safety surveillance and reporting of or otherwise commercializing or exploiting the Product. “Commercializing” has the correlative meaning.

1.13.	“Commercially Reasonable Efforts” means that level of efforts that a similarly situated biopharmaceutical company would normally use, in the exercise of its prudent scientific and business judgment, for the development and/or commercialization of a comparable pharmaceutical product for a similar patient population at a similar stage of its development or commercialization, taking into account all relevant scientific, commercial, business and other factors, including issues of safety and efficacy, expected and approved product labeling, expected and actual cost and time to develop, expected and actual profitability, the nature and extent of expected and actual market exclusivity (including patent coverage and regulatory exclusivity), the expected likelihood of marketing approval, and the expected and actual amounts of marketing and promotional expenditures required. Commercially Reasonable Efforts shall be determined on a country-by-country basis and it is anticipated that the level of effort and resources that constitute “Commercially Reasonable Efforts” with respect to a particular country will change over time.

1.14.	“Control” or “Controlled” means, with respect to any Intellectual Property Rights, the legal authority or right (whether by ownership, license or otherwise) of a Party to grant the applicable access to, or a license or a sublicense of or under, such Intellectual Property Rights to the other Party without breaching the terms of any agreement with a Third Party existing as of the Effective Date, or at such later time as such Party first acquires rights to such subject matter.

1.15.	“Cover” means, with respect to a compound, product, technology, process or method, that in the absence of ownership of or a license granted under a Valid Claim, the Manufacture, use, offer for sale, sale or importation of such product or the practice of such technology, process or method would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue as then being prosecuted). “Covered by” has the correlative meaning.

1.16.	“Develop” or “Development” means to conduct any and all non-clinical and clinical research and development activities, including non-clinical development, toxicology, pharmacology, statistical analysis, Clinical Studies (including pre- and post-approval studies), regulatory affairs, and regulatory activities pertaining to designing and carrying out clinical studies and all activities necessary to obtain Regulatory Approval.

1.17.	“EMA” means the European Medicines Agency or any successor agency thereto.

1.18.	“Executive Officers” means with respect to each Party, the chief executive officer of such Party or another senior officer designated by such chief executive officer.

1.19.	“Existing Agreements” means the [*].

1.20.	“Facility” or “Facilities” shall mean the following GMP manufacturing facilities utilized by LICENSOR or its Third Party contract manufacturers in the manufacture of the Product: [*].

1.21.	“FDA” shall mean the United States Food and Drug Administration, or any successor agency thereto.

1.22.	“FDCA” shall mean the U.S. Federal Food, Drug and Cosmetic Act.

1.23.	“Fees” means collectively, the upfront payment, all Milestone Payments, and Royalties.

1.24.	“Field” means all uses in humans including the treatment of AML, bone marrow transplant conditioning, non-myeloablative conditioning, and lymphodepletion.

1.25.	“First Commercial Sale” means, on a country-by-country basis, the first sale for use, or consumption, by the general public of the Product following receipt of all Regulatory Approvals for such Product in such country in the Territory.

1.26.	“Force Majeure Event” has the meaning set out in Section 19.5.

1.27.	“Good Clinical Practice” or “GCP” means the current standards for clinical studies for pharmaceuticals, as set forth in the ICH guidelines and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by the European Union, to the extent such standards are not less stringent than United States Good Clinical Practice.

1.28.	“Good Laboratory Practice” or “GLP” means the current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development, as amended from time to time, and such standards of good laboratory practice as are required by the European Union, to the extent such standards are not less stringent than United States Good Laboratory Practice.

1.29.	“Good Manufacturing Practice” or “GMP” shall mean current good manufacturing practice and standards as provided for (and as amended from time to time) in the Current Good Manufacturing Practice Regulations of the U.S. Code of Federal Regulations Title 21 (21 CPR §§ 210, 211, 601 and 610) and the most recent approved edition of European Commission Directives applicable to the production of pharmaceutical products, as interpreted by the ICH Harmonized Tripartite Guideline, and related regulations or guidance documents subsequently established by any applicable governmental or regulatory authority in the United States or European Union.

1.30.	“Housemarks” shall mean the trade name Actinium Pharmaceuticals, Inc.

1.31.	“lomab-B” means the pharmaceutical product known by that name comprising a CD45 directed monoclonal antibody known as apamistamab linked to Iodine-131.

1.32.	“Intellectual Property Rights” means all trade secrets, Know-How, copyrights, patents and other patent rights, trademarks, moral rights, service marks, industrial designs, mask works, integrated circuit topographies, confidential information, trade names, goodwill and any and all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction, whether registered or unregistered, and including rights in any application for any of the foregoing.

1.33.	“Know-How” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including manufacturing procedures, test procedures, and purification and isolation techniques in written, electronic or any other form, and all other discoveries, developments, inventions (whether or not patented or patentable), and tangible embodiments of any of the foregoing, in each case that is not generally known to the public.

1.34.	“Licensed Know-How” means all Know-How Controlled by LICENSOR or any of its Affiliates as of the Effective Date or during the term of this Agreement that is necessary or useful for seeking and obtaining Regulatory Approval for the Product in the Field in the Territory or for the Development or Commercialization of the Product in the Field in the Territory.

1.35.	“Licensed Patents” means: (a) the patents and patent applications listed in Schedule A, (b) all Patent Rights that claim priority to the patents or patent applications described in subsection (a), and (c) any other Patent Rights Controlled by the LICENSOR or any of its Affiliates as of the Effective Date or during the term of this Agreement that Cover the Development or Commercialization of a Product or that claim Licensed Know-How (including in each case all related Patent Rights as described in clauses (a)-(e) of Section 1.43 below).

1.36.	“Licensed Technology” means collectively, the Licensed Patents and Licensed Know-How.

1.37.	“Manufacture” and “Manufacturing” means all activities related to the synthesis, making, production, processing, purifying, formulating, filling, finishing, packaging, labeling and shipping of any Product, or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial production and analytic development, product characterization, stability testing, quality assurance, and quality control. “Manufactured” has the correlative meaning.

1.38.	“Manufacturing Agreements” means those agreements entered into by or on behalf of the LICENSOR or its Affiliates which relate to the manufacture of the Product or any part thereof, which is to be, or which has been, supplied to IMMEDICA under this Agreement, including the associated drug substance and drug product manufacturing agreements. At the Effective Date, the Manufacturing Agreements include (a) the Manufacturing Services Agreement, dated [*], between LICENSOR and [*], (b) the Agreement for Services, dated [*], between LICENSOR and [*] and (c) the Radiochemical Supply Agreement, dated [*], between LICENSOR and [*].

1.39.	“Materials” shall mean, excipients and solvents and other chemicals and other raw materials (including the CD45 directed monoclonal antibody known as apamistamab) and components, packaging and shipping materials (including vials) and other materials and supplies reasonably necessary to perform the Services.

1.40.	“Milestone” means each milestone as set forth in Schedule B.

1.41.	“Milestone Payment” has the meaning set out in Section 6.1.2.

1.42.	“Net Sales” means the sales revenues received by or on behalf ofIMMEDICA and its Affiliates and Sublicensees for sales of the Product to Third Parties, less the following deductions if and to the extent they are included in the gross invoiced sales price of the Product or otherwise incurred by IMMEDICA and its Affiliates or Sublicensees with respect to the sale of the Product: (a) rebates, quantity and cash discounts, and other usual and customary discounts to customers, (b) Taxes (but excluding, for the avoidance of doubt, income taxes paid or payable by IMMEDICA, its Affiliates and Sublicensees with respect to such sales) and any other duties paid, absorbed or allowed which are directly related to the sale of the Product, (c) credits, allowances, discounts and rebates, and chargebacks for spoiled, damaged, out-dated, recalled, rejected or returned Product, (d) actual freight and insurance costs incurred in transporting the Product to customers, (e) discounts or rebates or other payments required by Applicable Law, including any governmental special medical assistance programs, and (f) customs duties, surcharges and other governmental charges and rebates incurred in connection with the exportation or importation of the Product . Subsections (a) through (f) shall be collectively referred to as “Deductions”.

The following principles shall apply in the calculation of Net Sales:

1.42.1.	The provision of the Product at no charge for the purpose of conducting pre-clinical or clinical research, or as donations or the like or as “treatment IND sales”, “named patient sales”, “compassionate use sales”, or pursuant to any expanded access programs, or any equivalent sales, in each case shall not be deemed to be included in Net Sales.

1.42.2.	Transfers of Product between IMMEDICA and its Affiliates and/or Sublicensees shall not be treated as Net Sales for the purposes of this Agreement.

1.42.3.	Unless otherwise specified herein, Net Sales shall be calculated in accordance with IMMEDICA’s, or its Affiliate’s or Sublicensees’s applicable accounting practices generally and consistently applied.

1.43	“Other Product” has the meaning given in Section 2.4.

1.44	“Patent Rights” means with respect to any patents or patent applications, any and all (a) patents issuing from such patent applications, (b) substitutions, divisionals, renewals, continuations or continuations-in-part (only to the extent of claims that are entitled to the priority date of the parent application); (c) patents of addition, restorations, extensions, supplementary protection certificates, registration or confinnation patents, patents resulting from post-grant proceedings, re-issues and re-examinations; (d) other patents or patent applications claiming and entitled to claim priority to (i) such patents and patent applications and any patent or patent application specified in (a), (b) or (c), or (ii) any patent or patent application from which such patents and patent applications or a patent or patent application specified in (a), (b) or (c) claims and is entitled to claim priority; (d) all rights of priority attendant to such patents and patent applications and any of the patents and patent applications listed in (a) through (d); and (e) in each case of such patents and patent applications and of the patents and patent applications described in (a) through (d), including all counterparts and foreign equivalents thereof filed in any country, territory or jurisdiction in the world.

1.45	“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.46	“Phase III Clinical Trial” means the phase III clinical study of the Product titled “Iomab-B (131-I apamistamab)” having ClinicalTrials.gov identifier NCT02665065 having the official title of A Multicenter, Pivotal Phase 3 Study of Iomab-B Prior to Allogeneic Hematopoietic Cell Transplant Versus Conventional Care in Older Subjects With Active, Relapsed or Refractory Acute Myeloid Leukemia (AML).

1.47	“Product” means any pharmaceutical product containing, incorporating or comprising 1311- apamistamab (including the product currently known as Iomab-B both dosimetric and therapeutics doses and the product currently known as Iomab-Act), irrespective of salt form or excipients, in any formulation, mode of administration, presentation or dosage form.

1.48	“Product Trademark” any trademark used exclusively in relation to the Products in the Territory.

1.49	“Protocol” means sponsor protocol number 8, as such protocol may be amended from time to time by LICENSOR after discussion at the JSC.

1.50	“Quality Agreement” has the meaning set forth in Section 7.3.

1.51	“Regulatory Approval” means, with respect to the Product in any country or jurisdiction, any approval (including where required, pricing and reimbursement approvals), registration, license or authorization that is required by the applicable Regulatory Authority to market and sell the Product in such country or jurisdiction and including any orphan drug designations or similar rights.

1.52	“Regulatory Authority” means the EMA or any governmental agency or authority responsible for granting Regulatory Approvals for the Product in any country or jurisdiction in the Territory.

1.53	“Regulatory Filings” means, with respect to the Product, any submission to a Regulatory Authority of any appropriate regulatory application, including, without limitation, any submission to a regulatory advisory board, any marketing authorization application, any application for orphan drug designation, and any supplement or amendment thereto. As used herein, “Regulatory Filings” also includes all correspondence with any Regulatory Authority (and their agents) regarding Product, including all submissions, meeting minutes, reports and other items submitted to a Regulatory Authority by or under authority of a Party, its Affiliates or its Sublicensees with respect to a Product, or the Development, Manufacture or Commercialization thereof.

1.54	“Royalties” has the meaning set out in Section 6.1.3.

1.55	“Services” shall mean the commercial Manufacture of Product to be performed by the LICENSOR under this Agreement.

1.56	“Specifications” shall mean the specifications for Manufacturing the Product ready for use, including without limitation all regulatory, manufacturing, quality control and quality assurance procedures, processes, practices, standards instructions and other attributes for the Product as set forth on Schedule C, as such specifications may be amended by the Parties due to new data with approval from Regulatory Authority or due to other regulatory requirements, from time to time.

1.57	“Sublicense” means a written agreement appointing a Sublicensee.

1.58	“Sublicensee” means any Third Party to which IMMEDICA has delegated substantially all of its rights and obligations under this Agreement with respect to any jurisdiction(s) in the Territory, including all of the following: (i) the exclusive (even as to IMMEDICA) right to purchase Product from LICENSOR (directly or indirectly via IMMEDICA) for sale or use in such jurisdiction(s), (ii) the exclusive (even as to IMMEDICA) right to seek or hold Regulatory Approval (other than where such Regulatory Approval is to be held on behalf of IMMEDICA) for the Product in such jurisdiction(s); (iii) the exclusive right (even as to IMMEDICA) to set the price of the Product in such jurisdiction(s); and (iv) the obligation to Commercialize the Product in such jurisdiction(s).

1.59	“Supply Failure” means a failure by LICENSOR to supply at least [*]% of the Product ordered by IMMEDICA under this Agreement in two Calendar Quarters in any Calendar Year.

1.60	“Target” means [*].

1.61	“Taxes” has the meaning set forth in Section 6.3.1.

1.62	“Territory” means the current members states of the European Economic Area (together with any country that becomes a member of the European Economic Area), Algeria, Andorra, Bahrain, Cyprus, Egypt, Iran, Iraq, Israel, Jordan, Kuwait, Lebanon, Libya. Monaco, Morocco, Oman, Palestine, Qatar, San Marino, Saudi Arabia, Switzerland, Syria, Tunisia, Turkey, the United Arab Emirates, the United Kingdom, the Vatican City and Yemen. For the avoidance of doubt, if a country ceases to be a member state of the European Economic Area then, notwithstanding such cessation, such country shall remain part of the Territory

1.63	“Third Party” means any Person other than a Party or an Affiliate of a Party

1.64	“Valid Claim” means either: (a) a claim of an issued and unexpired Patent Right, which has not been permanently revoked or declared unenforceable or invalid by an unreversed and unappealable or unreversed and unappealed decision of a court or other appropriate body of competent jurisdiction, or (b) a claim of a pending application for a Patent Right, which claim: (i) is within [*] from its earliest priority date and was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application and (ii) has not been admitted to be invalid or unenforceable through reissue, reexamination, or disclaimer and which is not subject to an interference claim.

2.	LICENSE GRANT

2.1.	License Grant.

2.1.1.	Licensed Technology. Subject to the terms and conditions of this Agreement, LICENSOR hereby grants to IMMEDICA an exclusive, royalty-bearing right and license with the right to grant Sublicenses, as provided in Section 2.2, under the Licensed Technology to Develop and Commercialize the Product in the Field within the Territory. Such license shall not include a license to Manufacture the Product unless IMMEDICA takes over responsibility for Manufacture in accordance with Section 7.8.5 provided that IMMEDICA shall be entitled to carry out QP release of and to import the Product. IMMEDICA shall not itself or through or with any Third Party, conduct or facilitate any research or Development directly related to the Product outside of the Territory without LICENSOR’s prior written consent.

2.1.2.	Trademarks. LICENSOR grants to IMMEDICA an exclusive right and license to use all (i) Product Trademarks owned or Controlled by LICENSOR or its Affiliates and the Housemarks to the extent that the Housemarks are applied by LICENSOR to the Product or its packaging, in each case in connection with the Commercialization of the Product in the Field within the Territory. All marks, whether registered or unregistered, used in connection with the Products must be approved, in writing, by the LICENSOR prior to use in the Territory which approval will not be unreasonably withheld, conditioned or delayed.

2.2.	Sublicense Rights. IMMEDICA may grant a Sublicense of the rights granted to it by LICENSOR under this Agreement only with LICENSOR’s prior written consent, and subject to the following requirements:

2.2.1.	Any such Sublicenses shall be subject to and consistent with the terms and conditions of this Agreement, including, without limitation, with respect to confidentiality, record keeping obligations and audit rights;

2.2.2.	Unless otherwise agreed by the LICENSOR and IMMEDICA, IMMEDICA shall act as the representative of its Sublicensees for purposes of exercising rights under Section 7 of this Agreement;

2.2.3.	IMMEDICA shall remain responsible for the payment to LICENSOR of all Milestone Payments and Royalties payable with respect to Net Sales of Products made by such Sublicensees;

2.2.4.	IMMEDICA shall remain liable for the actions and omissions of each Sublicensee; and

2.2.5.	IMMEDICA shall furnish to LICENSOR an accurate and complete copy of each Sublicense agreement with a Third Party and each amendment thereto prior to execution, provided that any such copy may be redacted to remove any commercially sensitive or financial terms, or terms which do not relate to the Product.

In addition IMMEDICA may also appoint distributors, wholesalers or appoint any Third Party to provide services including sales, logistics and/or regulatory services, all of which shall not be considered Sublicensees.

2.3.	Retained Rights. IMMEDICA acknowledges and agrees that LICENSOR retains (i) the right to make, have made, and export the Product under the terms of this Agreement, (ii) subject to Section 4.2.2, the right to make, have made and use the Product for internal research purposes within the Field in the Territory, provided such reservation of rights expressly excludes (a) the right to conduct Clinical Studies using the Product in the Territory other than those expressly permitted under this Agreement or as otherwise agreed by the Parties in writing, (b) the right to apply for or to seek Regulatory Approval for the Product in the Territory, and (c) the right to Commercialize the Product in the Territory, and (iii) the right to make, have made, use and export the Product for any and all purposes outside of the Territory.

2.4.	Additional Products. If during the term of this Agreement (i) LICENSOR or its Affiliate Develops or Commercializes either alone or with a Third Party and or (ii) LICENSOR or its Affiliate acquires the right to Develop and Commercialize in the Territory, any other product comprising an antibody, or another biological therapeutic molecule, conjugated or linked with or otherwise administered with a radioisotope directed to the Target in the Field and such product obtains Regulatory Approval in any country in an indication for which the Product has also obtained Regulatory Approval in a country in the Territory or for which an application for Regulatory Approval has been submitted in a country in the Territory (“Additional Product”) it shall promptly notify IMMEDICA in writing. IMMEDICA shall have the right within [*] of receiving any such notice to request that LICENSOR shall provide such information as IMMEDICA shall reasonably request to enable IMMEDICA to assess the Additional Product. IMMEDICA shall have a period of [*], commencing on its receipt from LICENSOR of the information requested by IMMEDICA, to notify LICENSOR if IMMEDICA wishes to include the Additional Product under the terms of this Agreement. If IMMEDICA notifies LICENSOR that it does wish to include the Additional Product under the terms of this Agreement, then from the date of IMMEDICA’s notice, the terms of this Agreement shall apply to such Additional Product including the provisions of Section 6.1 (other than Section 6.1.1) and the Parties shall agree in good faith any necessary amendments to the terms of this Agreement. If during the term of this Agreement (i) LICENSOR or its Affiliate Develops or Commercializes either alone or with a Third Party and or (ii) LICENSOR or its Affiliate acquires the right to Develop and Commercialize in the Territory, any other product comprising an antibody, or another biological therapeutic molecule, conjugated or linked with or otherwise administered with a radioisotope directed to the Target in the Field in an indication for which the Product has not obtained Regulatory Approval in a country in the Territory or for which an application for Regulatory Approval has not been submitted in a country in the Territory (“Other Product”) LICENSOR shall promptly notify IMMEDICA in writing. If LICENSOR or its Affiliate is proposing to outlicense, sell or otherwise transfer the right to Develop and or Commercialize such Other Product in the Territory to a Third Party LICENSOR shall notify IMMEDICA in writing and shall grant IMMEDICA for a period of [*], commencing on the date of IMMEDICA’s receipt of such notice, the first right to negotiate in good faith the terms of an agreement pursuant to which IMMEDICA would be granted the right to Develop and Commercialize such Other Product in the Territory. During such [*] period LICENSOR and its Affiliates will not discuss with or grant any Third Party any right to Develop and or Commercialize the Other Product in the Territory.

2.5.	Territory Exclusivity. LICENSOR shall not and shall ensure that its Affiliates shall not during the term of this Agreement directly or indirectly (i) grant to a Third Party any rights to Commercialize the Product in the Territory for use in the Field or (ii) supply Product to a Third Party (other than Sublicensees if requested by IMMEDICA) for any such purpose.

2.6.	No Additional Rights. Nothing in this Agreement shall be construed to confer any rights upon IMMEDICA by implication, estoppel, or otherwise as to any technology or Intellectual Property Rights of LICENSOR or its Affiliates other than the Licensed Technology.

3.	GOVERNANCE

3.1.	Alliance Managers. Within [*] after the Effective Date, each Party shall appoint and notify the other Party of the identity of a representative having the appropriate qualifications, including a general understanding of pharmaceutical development and commercialization issues, to act as its alliance manager under this Agreement (the “Alliance Manager”). The Alliance Managers shall serve as the primary contact points between the Parties for the purpose of providing each Party with information on the progress and results of the Development and Commercialization of the Product in the Field in the Territory. The Alliance Managers shall also be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties with respect to the Product and its Manufacture. Each Party may replace its Alliance Manager with a new representative having the appropriate qualifications at any time upon written notice to the other Party.

3.2.	Joint Steering Committee.

3.2.1.	JSC Formation and Role. Within [*] after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”) for the overall coordination and oversight of the Parties’ activities under this Agreement. The role of the JSC shall be to:

(a)	review and discuss the overall strategy for the Development and Commercialization of the Product in the Territory;

(b)	monitor and discuss the performance and results of the Phase III Clinical Trial and all other Clinical Studies performed by or on behalf of the LICENSOR pursuant to Section 4.2.1;

(c)	discuss any Clinical Study using the Product in the Territory proposed by either Party including proposed investigator sponsored studies and any post Regulatory Approval studies aimed at generating real life data with regard to the Product;

(d)	review and discuss the Marketing Plan, including the use of any and all Product Trademarks in connection with the Products in the Territory, and any proposed amendments or revisions thereto;

(e)	monitor performance of this Agreement as well as progress of the Commercialization activities compared to the goals defined in the Marketing Plan;

(f)	act as the point of escalation for issues that cannot be resolved otherwise;

(g)	discuss label expansion for additional patient population or indications;

(h)	coordinate the audit of any LICENSOR suppliers and subcontractors relevant to the Product in the Territory, as further detailed in Section 7.2.2;

(i)	discuss, as applicable, the monitoring of performance under the Manufacturing Agreements, and discuss any proposal by LICENSOR to enter into new agreements with Third Parties relating to the Manufacture of the Product during the term of this Agreement;

(j)	discuss any proposal by LICENSOR to enter into a new agreement with a Third Party relating to the Manufacture of the Products or any proposal to amend the Manufacturing Agreements as further described in Section 12.7;

(k)	establish sub-committees that may have separate member composition from the JSC with mutually acceptable charters and defined responsibilities to manage key workstreams related to the Parties’ activities under this Agreement, including but not limited to Development and Commercial sub-committees;

(1)	act as a forum for the Parties to exchange information about the LICENSOR’s Development and Commercialization activities in respect of the Product outside the Territory and about IMMEDICA’s Commercialization activities in respect of the Product in the Territory;

(m)	establish a mechanism for dealing with the on-line presence for the Product inside and outside the Territory in compliance with Applicable Law; and

(n)	perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or as determined by the Parties in writing.

3.2.2.	Members. The JSC shall be comprised of an equal number of representatives from each Party. Each Party’ s representatives shall be officers or employees of such Party or its Affiliate having sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities. Each Party shall initially appoint three (3) representatives to the JSC. Each Party may replace its representatives at any time upon written notice to the other Party. Each Party shall appoint one (1) of its representatives on the JSC to act as the co-chairperson of JSC. The role of the co-chairpersons shall be to preside at the JSC meetings, but the co-chairpersons shall have no additional powers or rights beyond those held by other JSC representatives. Unless otherwise agreed by the Parties, the Alliance Managers from both Parties shall be non- voting members of the JSC.

3.2.3.	Meetings. The JSC shall hold meetings on a [*] basis during the term of this Agreement for so long as the JSC exists, unless the Parties mutually agree to a different frequency for such meetings. Either Party may also call a special meeting of the JSC in the event such Party reasonably believes that a significant matter must be addressed prior to the next regularly scheduled meeting and, reasonably in advance of such special meeting, such Party shall provide the JSC with materials adequate to enable an informed discussion. Reasonably in advance of each JSC meeting, the Alliance Managers (or their designees), on an alternating basis, shall prepare and circulate an agenda for such meeting; provided that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting. The JSC may meet in person, by videoconference or by teleconference. No action taken at a JSC meeting shall be effective unless at least one (1) representative of each Party is present or participating in such meeting. The Alliance Managers (or their designees), on an alternating basis, shall be responsible for preparing reasonably detailed written minutes of each JSC meeting and shall send draft meeting minutes to each representative of the JSC for review. The Parties shall agree on meeting minutes promptly, but in any event no later than [*] following receipt thereof; provided that, if the Parties cannot agree as to the content of the meeting minutes by such timeframe, such minutes shall be finalized to reflect any areas of disagreement. Each Party may invite, in addition to its JSC representatives, any number of employees (including employees of Affiliates) and, with the prior written consent of the other Party, not to be unreasonably withheld, any number of Third Parties, to attend JSC meetings as non-voting participants, provided that, prior to attending such meetings, such Third Party participants shall be bound by written obligations of confidentiality and non-use consistent with those contained in this Agreement.

3.2.4.	Decision Making and Escalation. The JSC shall strive to seek consensus in its actions and decision-making process, and all decisions by the JSC shall be made by unanimous agreement, with each Party’s representatives having collectively one (1) vote in all decisions. If the Parties’ representatives on the JSC, after reasonable discussion and good faith consideration of each Party’s opinions, cannot reach agreement on a matter within the JSC’s responsibilities within [*] after the JSC has met and attempted to agree on such matter (or such other period as the Parties may agree upon in writing), then such disagreement shall be referred to the Parties’ respective Executive Officers for resolution. Any final decision that the Executive Officers mutually agree to in writing shall be conclusive and binding on the Parties. If the Executive Officers cannot reach agreement on a matter within [*] after such matter has been referred to them by the JSC (or such other period as the Executive Officers may agree upon in writing), then IMMEDICA shall have the tie-breaking vote, and the decision of IMMEDICA’s Executive Officer shall be final and binding on the Parties, with respect to any matter concerning Regulatory Approval in the Territory, or safety of the Product in the Territory or Commercialization in the Territory, including regarding the adaptation and localisation of the global marketing and brand strategy for the Product in the Territory, or, subject to Section 4.3.7, pricing strategy, launch sequencing, reference pricing and importation and distribution matters in each case with respect to the Product in the Territory, except that LICENSOR shall have the tie-breaking vote, and the decision of LICENSOR’s Executive Officer shall be final and binding on the Parties, with respect to any matter that will have a material adverse impact on (a) the global safety profile of the Product, (b) the procurement or maintenance of any Regulatory Approval in any country or jurisdiction outside of the Territory, (c) changes to the Protocol, and (d) subject to the provisions of Section 4.2, matters concerning the Development Activities of LICENSOR, including the Clinical Studies carried out by LICENSOR in the Territory in accordance with the terms of this Agreement and all decisions regarding whether or not LICENSOR will conduct Additional Clinical Studies and Additional Indication Studies involving the Product.

3.2.5.	Limitations of JSC Authority. Notwithstanding the foregoing, neither the JSC nor the Party with final decision-making authority as set forth in Section 3.2.4 shall have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive or determine either Party’s compliance with this Agreement; (c) decide any issue in a manner that would conflict with the express terms and conditions of this Agreement; or (d) obligate either Party to violate Applicable Laws or incur any material liabilities or payment obligations.

3.2.6.	Discontinuation of the JSC. The activities to be performed by the JSC shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services. The JSC shall continue to exist until the Parties mutually agree to disband the JSC, but in any event the JSC shall be automatically disbanded effective upon the expiration or termination of this Agreement. Once the JSC is disbanded, it shall have no further obligations under this Agreement and, thereafter, the Alliance Managers shall be responsible for the exchange of information under this Agreement and the decisions of the Alliance Managers shall be decisions as between the Parties (but, with final decision-making authority to continue to be in accordance with Section 3.2.4), subject to the other terms and conditions of this Agreement.

4.	TRANSFER OF LICENSED KNOW-HOW, DEVELOPMENT AND COMMERCIALIZATION

4.1.	Transfer of Licensed Know-How

4.1.1.	Intentionally Omitted.

4.1.2.	Ongoing Transfer. LICENSOR shall, and shall use diligent efforts to cause any contractors to, promptly transfer to IMMEDICA (or, in the case of contractors, to promptly grant to IMMEDICA a right of reference with respect thereto, if applicable), from time to time during the term of this Agreement, Licensed Know-How that is necessary or useful for the Development or Commercialization of the Product in the Field in the Territory as contemplated in this Agreement, including for the purposes of preparing, filing, and maintaining any Regulatory Approvals in accordance with Section 5.2, to the extent that it has not previously been provided to IMMEDICA hereunder.

4.1.3.	Cooperation. The Parties will cooperate and reasonably agree upon formats and procedures to facilitate the orderly and efficient exchange of the Licensed Know-How in accordance with this Section 4.1. Without limiting the foregoing, the LICENSOR shall provide all such items in electronic form to the extent the same exists in electronic form and shall provide copies and an opportunity to inspect (and copy) original versions for all other materials comprising such Licensed Know-How (including for example, original patient report forms and other original source data). It is understood that all Licensed Know-How shall be made available to IMMEDICA in English. Upon request by IMMEDICA, the LICENSOR shall, and shall use diligent efforts to cause any contractors (including any contract manufacturers) to, reasonably cooperate with and assist IMMEDICA, at LICENSOR’s cost, as may be necessary or desirable in order to allow IMMEDICA to understand the Licensed Know-How and to utilize the Licensed Know-How for the purposes contemplated in this Agreement. Notwithstanding the foregoing, if during the term of this Agreement the Parties agree to transfer responsibility for Manufacturing the Product to IMMEDICA at IMMEDICA’s request, any reasonable costs of LICENSOR associated with the transfer of the Manufacturing process for the Product to IMMEDICA shall be reimbursed by IMMEDICA, without prejudice to the provisions of Section 7.8.

4.2.	Development.

4.2.1.	Unless otherwise agreed by the Parties, and except as otherwise provided in this Section 4.2.1 and Section 4.2.3, the LICENSOR shall be solely responsible for the performance of, and all costs relating to, the Development of the Product in the Territory, including the Phase III Clinical Trial. LICENSOR will use Commercially Reasonable Efforts to continue the on-going Phase III Clinical Trial in the manner outlined within the Protocol. If any further Clinical Studies are required by a Regulatory Authority in order to obtain or maintain a Regulatory Approval for the Product (including complying with any paediatric investigation plan or carrying out any post approval safety or efficacy studies) for active, relapsed or refractory AML in patients aged 55 and older (or any variation to the foregoing agreed with a Regulatory Authority) in the Territory (“Additional Clinical Studies”), the Parties shall discuss such required Clinical Studies at the JSC. If the reasonably estimated costs of carrying out such Clinical Studies is less than [*] the LICENSOR shall carry out such Clinical Studies at its cost as soon as reasonably practicable. If the reasonably estimated costs of carrying out Additional Clinical Studies is more than [*] the Parties shall discuss in good faith and agree how such Clinical Study should be carried out and how the costs of such Clinical Study in excess of [*] should be shared between the Parties, provided that LICENSOR shall not be obligated to perform any such Clinical Study in the absence of agreement between the Parties. Unless otherwise agreed by the Parties, any such Clinical Study shall be designed to include no more than the minimum number of subjects required by the applicable Regulatory Authority. Subject to the foregoing, the LICENSOR shall not, and shall not assist, enable or authorize any Affiliate or Third Party to, undertake any Clinical Study of the Product within the Territory in active, relapsed or refractory AML in patients aged 55 and older (or any variation to the foregoing agreed with a Regulatory Authority) or any other indication that has obtained Regulatory Approval in the Territory without the prior written consent of IMMEDICA, which consent shall not be unreasonably withheld, conditioned or delayed. Any protocol for such proposed Clinical Study within the Territory shall be subject to the prior written approval of IMMEDICA, which approval shall not be unreasonably withheld, conditioned or delayed.

LICENSOR shall provide the JSC with quarterly reports on the status and progress of all such Development activities. Upon completion of each Clinical Study (including all Additional Indication Studies) relating to the Product, LICENSOR shall provide the JSC with a final clinical study report, including all raw data LICENSOR receives or has a right to receive in respect of such Clinical Study. LICENSOR shall use diligent and reasonable efforts to provide to IMMEDICA all other Product-related data and information requested by any Regulatory Authority. In addition, the LICENSOR shall, promptly upon filing, provide a complete and accurate copy of all material Regulatory Filings for the Product submitted to the US Food and Drug Administration for review by IMMEDICA. Subject to the provision of the data and information by the LICENSOR set out in this Section 4.2.1, and notwithstanding anything to the contrary in this Section 4.2.1, IMMEDICA shall bear all responsibility and expense for filing all Regulatory Filings in the Territory in IMMEDICA’s name and obtaining Regulatory Approval for the Product in the Territory. IMMEDICA will undertake such activities at its sole expense and shall provide to LICENSOR reports regarding IMMEDICA’s progress within [*] following the expiration of each Calendar Year. In addition, IMMEDICA shall, promptly upon filing, provide a complete and accurate copy of all material Regulatory Filings (excluding any Regulatory Filings relating to pricing and reimbursement in the Territory) for the Product submitted to Regulatory Authorities in the Territory for review by LICENSOR. IMMEDICA shall provide to LICENSOR copies of all pricing and reimbursement approvals obtained by IMMEDICA for the Product in the Territory. If the JSC approves any investigator sponsored Clinical Studies to be conducted in the Territory IMMEDICA shall be responsible for entering into any agreements with the applicable investigators for such approved studies. Such agreements will be substantially based on a template agreement that will be reviewed and approved by the JSC. Upon completion of each such Clinical Study relating to the Product, IMMEDICA shall provide the JSC with a final clinical study report, including all raw data (in relation to raw data for interventional studies but not raw data for non- interventional studies) IMMEDICA receives or has a right to receive in respect of such Clinical Study. IMMEDICA shall use diligent and reasonable efforts to provide to LICENSOR all other Product-related data and information in the possession or control of IMMEDICA requested by any regulatory authority outside the Territory in relation to the Product.

4.2.2.	Development in new indications by LICENSOR inside the Territory. If the LICENSOR or any Affiliate or Third Party authorized by the LICENSOR intends to conduct a Clinical Study for the Product in the Territory for an indication in addition to active, relapsed or refractory AML in patients aged 55 and older (including complying with any paediatric investigation plan) or any other indication that has, at the relevant date, not been granted Regulatory Approval in the Territory (“Additional Indication Study”), the LICENSOR shall provide prior written notice thereof, together with a copy of the proposed protocol for such Additional Indication Study, to IMMEDICA. The LICENSOR shall provide IMMEDICA a reasonable opportunity to comment on any such proposed protocol and consider in good faith (but without any obligation to incorporate or adopt) any comments provided by IMMEDICA within [*] after delivery of the proposed protocol to IMMEDICA. Subject to the foregoing provisions LICENSOR shall be entitled to carry out Additional Indication Studies in the Territory.

4.2.3.	Development by IMMEDICA. IMMEDICA shall be responsible for carrying out, at IMMEDICA’s sole cost, all observational studies, registers and health economic studies in relation to the Product in Territory (except any post marketing studies required to obtain or maintain a Regulatory Approval for the Product which studies shall be the responsibility of the LICENSOR) and shall keep LICENSOR regularly informed through the JSC with regard to any such studies that it conducts. Upon completion of each such study, IMMEDICA shall provide the JSC with a final study report, including all raw data (in relation to raw data for interventional studies but not raw data for non-interventional studies) IMMEDICA receives or obtains, has a right to receive or obtain, in respect of such study.

4.2.4.	Co-Operation. Each Party will keep the other Party reasonably informed through the JSC as to its regulatory strategy for obtaining regulatory approval of the Product, in the case of the LICENSOR outside the Territory and in the case of IMMEDICA inside the Territory. The LICENSOR may inform its licensees outside the Territory of IMMEDICA’s Development activities in respect of the Product in the Territory solely for the purpose of the Development and Commercialization of the Product in such licensees’ respective territory outside the Territory. Each Party shall cooperate as reasonably requested by the other Party in an effort to ensure that the Parties’ Development activities, as they relate to obtaining regulatory approval of the Product are coordinated worldwide, provided however that this shall not be interpreted or construed as limiting IMMEDICA’s and the LICENSOR’s rights and obligations under this Agreement.

4.2.5.	The Parties shall each ensure that they comply with all Applicable Laws with respect to the performance of their obligations hereunder and in the performance of all Clinical Studies relating to the Product.

4.2.6.	Prohibition on Development of Competing Products. IMMEDICA shall not, during the term of this Agreement, Develop or Commercialize any pharmaceutical product for conditioning treatment, inside or outside the Territory, itself or through or with a Third-Party, that competes with an indication approved under a Regulatory Approval for the Product, except upon the prior written consent of the LICENSOR.

4.3.	Commercialization. IMMEDICA shall be solely responsible for the Commercialization of the Product in the Territory. IMMEDICA will undertake such activities at its sole expense.

4.3.1.	Marketing Plan. No later than [*] before the expected launch of the Product in the Territory IMMEDICA will prepare an initial marketing plan for the Product (“Marketing Plan”) according to IMMEDICA’s marketing planning process, but will include at a minimum, medical education and communication, brand strategy, brand positioning, key messages, public relations, access, and reimbursement, sales and distribution strategies. The LICENSOR will notify IMMEDICA of LICENSOR’s global marketing strategy for the Product on an annual basis. Such strategy shall include medical education and communication, brand strategy, brand positioning, key messages, public relations, access, and reimbursement, sales and distribution strategies.

4.3.2.	Review and Comment on Marketing Plan. IMMEDICA will submit the final draft of the initial and any materially updated Marketing Plan to LICENSOR, via the JSC, for review and comment. LICENSOR will provide comments on such draft to the JSC within [*] after receipt. The JSC shall meet to review the Marketing Plan and any comments provided by LICENSOR, and IMMEDICA will reasonably consider such comments, prior to finalization and implementation of the Marketing Plan. Notwithstanding anything herein to the contrary, if LICENSOR notifies IMMEDICA that the Marketing Plan conflicts with LICENSOR’s global commercialization strategy, IMMEDICA shall not finalize and implement the Marketing Plan until such conflict is resolved to the satisfaction of both Parties.

4.3.3.	Diligence Obligations. IMMEDICA shall itself, or through its Affiliates or Sublicensees, use Commercially Reasonable Efforts to Commercialize the Product in the Territory, including using Commercially Reasonable Efforts to perform the activities set forth under each Marketing Plan. All efforts of IMMEDICA’s Affiliates and Sublicensees will be considered efforts of IMMEDICA for the purpose of determining IMMEDICA’s compliance with its obligations under this Section 4.3.3.

4.3.4.	Shipment and Policing of Product Outside the Territory. IMMEDICA may not deliver or tender (or cause to be delivered or tendered) any Product outside of the Territory. If IMMEDICA becomes aware that any customer of the Product in the Territory (including a distributor, wholesaler or health group) is reselling or distributing any quantities of the Product acquired from IMMEDICA outside the Territory, then IMMEDICA shall notify LICENSOR in writing and take reasonable steps to cause such customer to cease reselling or distributing the Product outside the Territory. If IMMEDICA receives any order from a prospective purchaser located outside the Territory, IMMEDICA shall not accept any such orders and shall promptly inform LICENSOR of such order(s).

4.3.5.	Shipment and Policing of Product Inside the Territory. Except with respect to the delivery of Product for use in connection with Clinical Studies in the Territory and sales of the Product by LICENSOR to IMMEDICA under this Agreement, the LICENSOR may not deliver or tender (or cause to be delivered or tendered) any Product inside the Territory. If the LICENSOR becomes aware that any customer of the Product outside of the Territory (including a distributor, wholesaler or health group) is reselling or distributing any quantities of the Product inside the Territory, then the LICENSOR shall notify IMMEDICA in writing and take reasonable steps to cause such customer to cease reselling or distributing the Product in the Territory. If the LICENSOR receives any order from a prospective purchaser located inside the Territory, the LICENSOR shall not accept any such orders and shall provide prompt written notice of such order(s) to IMMEDICA.

4.3.6.	Labeling and Artwork. Cutter guides (technical drawings of the Artwork mock-ups) will be provided by LICENSOR to IMMEDICA. IMMEDICA shall be responsible for updating the cutter guides and the creation of printer ready labeling mock-ups in the Territory according to local regulations and guidelines. In the event that IMMEDICA proposes changes to the labeling or packaging of the Product, it shall provide LICENSOR with justification for the proposed change, revised mock-ups for printing and clear timelines for the implementation of such updates The actual cost of implementing such change will be at IMMEDICA’s sole cost and expense, including any materials made obsolete by IMMEDICA’s changes to the artwork, unless such change was requested by the LICENSOR, in which case such cost and expense shall be at the LICENSOR’s sole cost and expense. All labeling, artwork, packaging and proposed changes thereto shall at all times comply with Applicable Laws.

4.3.7.	Pricing and Reimbursement. IMMEDICA shall be solely responsible for all pricing and reimbursement matters relating to the Product in the Territory including all related discussions with Regulatory Authorities including relevant pricing and reimbursement bodies; provided that if IMMEDICA supplies the Product in the Territory at a price that would cause the LICENSOR to incur a loss on its fully burdened cost of Manufacture of the Product as notified to IMMEDICA prior to the date of any such supply, IMMEDICA shall reimburse LICENSOR for any such shortfall. Notwithstanding the foregoing sentence, if approved by the JSC, IMMEDICA shall be entitled to provide Product at no charge for the purpose of any investigator sponsored Clinical Studies conducted in the Territory with the JSC’s prior approval, or as donations or the like or as “treatment IND sales”, “named patient sales”, “compassionate use sales”, or pursuant to any expanded access programs, or any equivalent; provided that the quantities of Product provided at no charge do not exceed the quantities approved by the JSC for such purpose. IMMEDICA will reimburse LICENSOR for any Product supplied that exceeds quantities approved by the JSC for such purpose. Each Party shall promptly provide to the other Party a copy of any cost effectiveness model and/or value dossier developed by such Party relating to a Product for the other Party’s review.

4.3.8.	Co-Operation. Each Party will keep the other Party reasonably informed through the JSC as to its Development and Commercialization activities in respect of the Product, in the case of the LICENSOR outside the Territory and in the case of IMMEDICA inside the Territory. The LICENSOR may inform its licensees outside the Territory of IMMEDICA’s Commercialization activities in respect of the Product in the Territory solely for the purpose of the Development and Commercialization of the Product in such licensees’ respective territory outside the Territory. The will keep IMMEDICA informed of its own and such licensee’s Development and Commercialization activities in respect of the Product solely for the purpose of IMMEDICA’s Commercialization of the Product in the Territory. Each Party shall cooperate as reasonably requested by the other Party in an effort to ensure that the Development and Commercialization of the Product is coordinated worldwide, provided however that this shall not be interpreted or construed as limiting IMMEDICA’s and the LICENSOR’s rights and obligations under this Agreement. The Parties will cooperate in good faith with regard to agreeing on matters that relate to the Product inside and outside the Territory such as attendance at international conferences. LICENSOR shall ensure that LICENSOR’s, its Sublicensees’ and/or Affiliates’ engagement with healthcare professionals in relation to the Product is in accordance with the Applicable Law in the country in the Territory where such healthcare professional is normally located and IMMEDICA shall ensure that IMMEDICA’s, its Sublicensees’ and/or Affiliates’ engagement with healthcare professionals in relation to the Product is in accordance with the Applicable Law in the country outside the Territory where such healthcare professional is normally located. Each Party shall keep the other reasonably informed with regard to such matters provided that this obligation shall not require the Parties to keep each other informed in relation to incidental or immaterial interactions with healthcare professionals at international conferences.

5.	REGULATORY MATTERS

5.1.	Marketing Authorization Holder. Subject to IMMEDICA’s obligations upon termination pursuant to Section 15.6, IMMEDICA shall be the holder and owner of all Regulatory Approvals in the Territory. Promptly and in any event within [*] of the Effective Date, LICENSOR shall assign the Orphan Drug Designation for the Product in the Territory to IMMEDICA.

5.2.	Maintenance of Marketing Authorizations. With respect to the Product, IMMEDICA shall have the right, at its sole discretion and cost and expense, to prepare, file and maintain such Regulatory Approvals in the Territory throughout the term of this Agreement including obtaining any variations or renewals thereof. Without limiting the foregoing, IMMEDICA shall be responsible for filing and shall use its Commercially Reasonable Efforts to file the marketing authorization application for the Product with the EMA. LICENSOR shall provide IMMEDICA with all information in the possession or control of LICENSOR or its Affiliates or licensees or assignees of the Product outside the Territory reasonably required by IMMEDICA to prepare, file and maintain any such application and any Regulatory Approval including any filings for Regulatory Approval for the Product made by or on behalf of LICENSOR, its Affiliates or its licensees or assignees outside the Territory. LICENSOR shall also, at no cost to IMMEDICA (as long as such costs are reasonable), make reasonably available its personnel and subject matter experts with the knowledge of the Development of the Product to consult with IMMEDICA and to provide reasonable assistance in a timely manner to IMMEDICA in connection with any of the foregoing, including but not limited to supporting IMMEDICA’s preparation of the EU marketing authorization application for the Product (through the provision of documentation for and attendance at pre-submission meetings with EMA as relevant) and supporting Il’v1MEDICA with respect to the EMA assessment of the application and any questions raised by the EMA including attending meetings with the EMA to answer any such questions.

5.3.	Interaction with Regulatory Authorities. After the Effective Date, each Party shall provide to the other Party a copy of any material correspondence or materials that it receives from or submits to a Regulatory Authority or any material decision made by a Regulatory Authority regarding, in each case, the Product, in respect of IMMEDICA, in the Territory and, in respect of LICENSOR, outside of the Territory. LICENSOR shall use reasonable efforts to cause that its licensees or assignees in relation to the Product outside the Territory to provide such information as is required by Section 5.2 above and this Section 5.3 to LICENSOR to enable LICENSOR to comply with its obligations. If such correspondence received by a Party is not in English, then such copy will include a summary in English of all material matters addressed thereby. IMMEDICA shall provide reasonable advance written notice to LICENSOR of all material meetings, conferences, or calls with Regulatory Authorities concerning the Product (excluding meetings, conferences, or calls with Regulatory Authorities relating to pricing and reimbursement of the Product), and LICENSOR shall be permitted to have appropriate representatives attend all such meetings, conferences, or calls to the extent permitted by Applicable Law. IMMEDICA shall provide LICENSOR with copies of any materials relating to any material regulatory matter relating to the Product (excluding materials relating to pricing and reimbursement) and, when reasonably practicable, shall provide copies of any documents to be presented to any Regulatory Authority in respect of such matters prior to their presentation thereto. In addition, during the term of the Agreement and with respect to all Product supplied and purchased under this Agreement, after the termination of this Agreement, each Party shall promptly (and in any case within [*]) notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by or from a concerned Regulatory Authority which may affect the safety or efficacy claims of the Product or the continued marketing of the Product. Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action. The materials to be provided under this Section 5.3 with respect to material interactions with any Regulatory Authority will be forwarded to the other Party promptly after receipt.

5.4.	Right of Reference. Subject to the terms and conditions set forth in this Agreement, (i) LICENSOR hereby grants to IMMEDICA a fully paid, exclusive right and license to reference any Regulatory Approvals Controlled by LICENSOR or its Affiliates for the Product outside the Territory for the purpose of obtaining Regulatory Approval of the Product in one or more countries in the Territory, and (ii) IMMEDICA hereby grants to LICENSOR, its Affiliates and its licensees a fully paid, exclusive right and license to reference any Regulatory Approvals Controlled by IMMEDICA or its Affiliates or Sublicensees for Product inside the Territory for the purpose of obtaining Regulatory Approval of the Product in one or more countries outside the Territory; provided that if the exercise of the right of reference under this Section 5.4(i) triggers any inspection or audit of LICENSOR (or its Affiliates or licensees outside the Territory) then IMMEDICA will reimburse LICENSOR (or its Affiliates or licensees outside the Territory) for the costs incurred by LICENSOR (or its Affiliates or licensees outside the Territory) in respect of such inspection or audit; and provided further that if the exercise of the right of reference under this Section 5.4(ii) triggers any inspection or audit of IMMEDICA then LICENSOR will reimburse IMMEDICA for the costs incurred by IMMEDICA in respect of such inspection or audit.

5.5.	Pharmacovigilance. The LICENSOR will be responsible for managing the global safety database for the Product. Within [*] after the Effective Date, the Parties shall enter into a pharmacovigilance agreement pursuant to which the Parties will mutually exchange adverse events or other safety data within and outside of the Territory as required for each Party to fulfill the relevant requirements in accordance with Applicable Law. IMMEDICA may maintain its own safety database for the Product for safety data collection, evaluation and reporting as well as for purposes of safety surveillance, risk management as required in the Territory. The LICENSOR shall provide information on individual case safety reports from the global safety database for the Product to IMMEDICA to be further specified in the pharmacovigilance agreement. The Parties shall mutually maintain a procedure for reconciliation of safety data between the safety databases of the Parties. As between the Parties: (a) IMMEDICA shall be responsible for the pharmacovigilance surveillance, risk management and timely reporting of adverse drug reactions/experiences, and safety data relating to the Product to the appropriate Regulatory Authorities in the Territory in accordance Applicable Law in the Territory; and (b) LICENSOR or its licensee(s) shall be responsible for the pharmacovigilance surveillance, risk management and timely reporting of adverse drug reactions/experiences, and safety data relating to the Product to the appropriate Regulatory Authorities outside the Territory, in each case in accordance with Applicable Laws. The Parties shall cooperate with each other with respect to their respective pharmacovigilance responsibilities and any safety related changes to the Product label or other additional pharmacovigilance or risk minimization activities.

5.6.	Promotional Materials. IMMEDICA shall be responsible for developing the promotional materials for use in Commercializing the Product in the Territory in accordance with Applicable Law and shall ensure that such materials are consistent with LICENSOR’s global marketing strategy for the Product as notified to IMMEDICA in accordance with Section 4.3.1. If IMMEDICA proposes to use promotional materials that deviate significantly from any such global marketing strategy such materials will be submitted to LICENSOR for review and approval prior to use. IMMEDICA shall own all rights in any promotional materials it creates. IMMEDICA shall deliver copies of all promotional materials it creates for the Product to the LICENSOR prior to distribution or use.

5.7.	Medical Inquiries. Following grant of the first Regulatory Approval for the Product in the Territory IMMEDICA will be responsible for handling all medical questions or inquiries in respect of the Product in the Territory. The LICENSOR shall promptly forward any and all medical questions or inquiries which it receives in respect of the Product in the Territory to IMMEDICA in accordance with Applicable Laws. The LICENSOR shall be responsible for handling all medical questions or inquries in respect of the Product outside of the Territory. IMMEDICA shall promptly forward any and all medical questions or inquiries which it receives in respect of the Product outside the Territory to the LICENSOR in accordance with Applicable Laws. The Parties shall cooperate and establish the procedures reasonably necessary (such as periodic meetings via teleconference or videoconference) to ensure the consistency and correctness of the medical information provided by the Parties.

6.	PAYMENT TERMS

6.1.	Payment Terms .

6.1.1.	Upfront Payment. IMMEDICA shall pay to LICENSOR an upfront payment as set forth in Schedule B within [*] of the Effective Date, subject to the receipt of the applicable invoice from the LICENSOR.

6.1.2.	Milestone Payments. IMMEDICA shall notify LICENSOR [*] upon achievement of each Milestone. IMMEDICA shall pay to LICENSOR each applicable milestone payment set forth in Schedule B (each, a “Milestone Payment”) within [*] after the achievement of such Milestone is notified to LICENSOR, subject to the receipt of the applicable invoice from the LICENSOR.

6.1.3.	Royalty Payments. On a country-by-country basis, from the date of First Commercial Sale in such country in the Territory, and for the remainder of the term of this Agreement, IMMEDICA shall pay to LICENSOR the royalties set forth in Schedule B (collectively, “Royalties”) within [*] following the expiration of each Calendar Quarter. All payments shall be accompanied by a report that includes for the applicable Calendar Quarter the following information on a country-by-country basis: (a) gross sales of Product in United States Dollars (including any foreign exchange rates employed); (b) Net Sales of Product (including any foreign exchange rates employed); (c) Deductions taken from gross sales (by category as set forth in the definition of Net Sales) to arrive at the Net Sales calculation (including any foreign exchange rates employed); and (d) the Royalties payable to LICENSOR in United States Dollars and in Euros (€) (including any foreign exchange rates employed).

6.1.4.	Other Payments. IMMEDICA shall pay to LICENSOR any other amounts due under this Agreement within [*] following receipt of invoice, subject to the receipt of the applicable invoice from the LICENSOR.

6.1.5.	Late Payments. Any late payments shall bear interest, to the extent permitted by law, at [*] above the Euribor three months rate of interest on the date payment is due.

6.1.6.	Payments under Existing Agreements. LICENSOR shall be responsible for making all payments of any sums due under the Existing Agreements to the applicable counterparty to the agreement in respect of the activities conducted under this Agreement including any milestone or royalty payments.

6.2.	Payment Method.

6.2.1.	For the purpose of calculating any sales milestone payment threshold expressed in Euros, any Net Sales that are received by IMMEDICA in currencies other than Euros shall be converted into Euros at the average (mean) monthly closing prevailing foreign exchange rate published by the European Central Bank (or any other qualified source that is acceptable to both Parties) during the applicable Calendar Quarter in which such amounts were booked, or for periods less than a Calendar Quarter, the average (mean) prevailing foreign exchange rate published by the European Central Bank during such period.

6.2.2.	All payments from IMMEDICA to LICENSOR shall be made in US Dollars. For the purpose of calculating Royalties and Milestone Payments not expressed in US Dollars, Net Sales and Milestone Payments shall be converted into US Dollars at the average (mean) daily closing prevailing foreign exchange rate published by the European Central Bank (or any other qualified source that is acceptable to both Parties) (a) in the case of Royalties, during the applicable Calendar Quarter in which such Royalty is payable; and (b) in the case of Milestone Payments, on the date the Milestone triggering such Milestone Payment is achieved. Each such payment shall be made by wire transfer to the credit of such bank account as may be designated by LICENSOR in writing to IMMEDICA. Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day.

6.3.	Taxes.

6.3.1.	It is understood and agreed between the Parties that any amounts payable by IMMEDICA to LICENSOR hereunder are exclusive of any and all applicable sales, use, VAT, GST, excise, property, and other taxes, levies, duties or fees (collectively, “Taxes”). IMMEDICA shall be responsible for billing and collection from its customers and remitting to the appropriate taxing authority any and all Taxes which it is required to collect or remit. Each Party will be responsible for their own income and property taxes.

6.3.2.	If IMMEDICA is required to make a payment to LICENSOR subject to a deduction of tax or withholding tax (a “Withholding Tax Requirement”), then to the extent such amounts are deducted, withheld and paid by or on behalf of IMMEDICA to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the LICENSOR. IMMEDICA shall provide LICENSOR with official receipts issued by the appropriate governmental agency to IMMEDICA.

6.3.3.	The Parties agree to cooperate and produce on a timely basis any tax forms or reports and any other documentation required to prove treaty eligibility (which may vary depending on the applicable country), reasonably requested by the other Party in connection with any payment made by IMMEDICA to LICENSOR under this Agreement.

7.	MANUFACTURE AND SUPPLY

7.1.	Purchase and Sale of Product. During the term of this Agreement and in accordance with the terms and conditions set forth herein, (a) the LICENSOR shall have Product Manufactured and sell and deliver to IMMEDICA Product packaged and labeled and ready for use; and (b) IMMEDICA shall order, purchase, and take delivery of [*] exclusively from the LICENSOR. For the avoidance of doubt, other than the serialization of the Product (which as at the Effective Date the Parties agree is not required), the foregoing does not operate to grant any license to IMMEDICA to Manufacture or have Manufactured the Product.

7.2.	Manufacturing Standards and Practices.

7.2.1.	The LICENSOR shall have Product Manufactured for IMMEDICA at the Facility in accordance with the Specifications, GMP, all Applicable Laws, the Quality Agreement and the terms and conditions of this Agreement. LICENSOR shall consult with IMMEDICA prior to any change to the Facility that would impact the Regulatory Approval for the Product in the Territory (including any change that would require a variation of the Regulatory Approval). LICENSOR shall provide notice and rationale of any such change to IMMEDICA as promptly as practicable to allow IMMEDICA to file and seek approval of any variation or amendment to a Regulatory Approval before such change is implemented. Justification for the proposed changes as well as any updated sections to the Regulatory Dossier Module 3 (CMC) documentation required to support such variation will be provided to IMMEDICA by LICENSOR at LICENSOR’s expense. The Specifications will not be amended or modified unless agreed by both Parties in writing. If any Regulatory Authority requires a change to the Specifications or if any such change is required by a change in Applicable Law the Parties will discuss and agree how to implement such change. LICENSOR shall, and shall use reasonable efforts to cause its Third Party suppliers to, support IMMEDICA in gathering any information and data (including through carrying out stability studies) required for IMMEDICA to fullfil its obligation to submit such regulatory variations, or fullfil obligations associated with such variations (including ‘Post approval commitments’). IMMEDICA shall pay the filing fee associated with any application by IMMEDICA for a variation to a Regulatory Approval for the Product in the Territory. Any other costs, fees or expenses incurred as a result of having to file an application for a variation as a result of such a change in the Facility or change to the Specifications or a requirement of a Regulatory Authority shall be borne by (i) IMMEDICA if such variation is required as a result of a request from IMMEDICA, a change or requirement of a Regulatory Authority in the Territory or a change in Applicable Laws in the Territory and (ii) in all other cases shall be borne by LICENSOR. For clarity, except as otherwise required to comply with Applicable Laws, until such time as a variation is approved by the applicable Regulatory Authority LICENSOR shall continue to supply the Product to IMMEDICA in accordance with the unamended Specification and Regulatory Approval.

7.2.2.	IMMEDICA shall have the right, at its sole expense, to audit the LICENSOR for compliance with Applicable Laws, GMP and the terms of the Quality Agreement on reasonable prior written notice during normal business hours and not more than [*] in each Calendar Year. In addition, and subject to reasonable confidentiality obligations, IMMEDICA shall have the right, at its sole expense, to join with LICENSOR during its annual audit of LICENSOR’s suppliers and subcontractors for compliance with Applicable Laws, GMP and the terms of the Quality Agreement and any for-cause audits and audits required by Applicable Law. The LICENSOR shall co-operate in good faith in scheduling, attending at and assisting in all IMMEDICA audits. To assist in such scheduling arrangements, the LICENSOR shall notify IMMEDICA at least [*] in advance (or, in the case of for-cause audits, as soon as reasonably practicable) in the event that the LICENSOR intends to conduct any audit at any suppliers or subcontractors and, if so desired by IMMEDICA, the LICENSOR shall use its reasonable efforts to allow IMMEDICA to attend and fully participate in such audit. In the event that IMMEDICA audits a LICENSOR supplier or subcontractor, the LICENSOR has the right to be on site during the audit and act as an observer between IMMEDICA and such supplier or subcontractor. The LICENSOR may charge its reasonable costs and expenses for such attendance if such audit takes place more than [*] per year, unless IMMEDICA identifies a material defect in the LICENSOR’s or any subcontractor’s or supplier’s performance of its obligations under this Agreement, justifying an audit. If IMMEDICA or its representatives notify the LICENSOR of any defects in the LICENSOR’s or any subcontractor’s or supplier’s performance of its obligations under this Agreement, including non-compliance with any Applicable Laws, the LICENSOR shall correct, or cause its suppliers or subcontractors to correct, the defects as soon as practicable at the LICENSOR’s expense and shall provide such evidence as IMMEDICA may reasonably request that such defects have been remedied.

7.2.3.	The LICENSOR shall provide IMMEDICA with certificates of analysis for all Product supplied hereunder based upon a reference standard established by the LICENSOR and reasonably acceptable to IMMEDICA.

7.2.4.	Upon the reasonable request of IMMEDICA following the release and shipment of any Product supplied under this Agreement, the LICENSOR shall provide IMMEDICA with such information, including analytical and manufacturing documentation, batch records for Product and stability data, in each case requested by IMMEDICA regarding quality control of such Product. Without limiting the foregoing obligations, IMMEDICA acknowledges and agrees that IMMEDICA is responsible for the final disposition and release of Product in the Territory.

7.2.5.	All information disclosed or obtained pursuant to this Section 7.2 shall constitute Confidential Information of the LICENSOR.

7.3.	Quality Assurance. Within [*] of the Effective Date, the Parties shall enter into a quality assurance agreement for the Product (the “Quality Agreement”). The Quality Agreement shall address the standard quality terms of supply and relevant other terms, including, terms relating to specifications, product warranties, quality testing, storage, shipment, labelling, quality controls and regulatory matters.

7.4.	Materials. Unless otherwise agreed to in writing by the Parties, the LICENSOR shall be responsible at its expense for obtaining all Materials in reasonable quantities consistent with the LICENSOR’s supply obligations under the then-current purchase order, on timelines that enable the LICENSOR to meet its delivery and supply obligations under all applicable purchase orders and this Agreement, taking into account the forecast demand for Product as reflected in the most recent Forecast.

7.5.	Handling and Storage. The LICENSOR shall and shall cause its suppliers and subcontractors to handle and store the Product and the Materials for the Product pursuant to GMP and otherwise in a commercially reasonable manner and in accordance with, as applicable (a) the Specifications, (b) Applicable Laws, including GMP, and (c) the terms of the Quality Agreement. LICENSOR shall and shall cause its suppliers and subcontractors to comply with such other practices and procedures mutually agreed upon in writing between the LICENSOR by IMMEDICA.

7.6.	Packaging and Labeling. As between the Parties, LICENSOR shall be solely responsible for packaging and labeling the Product for sale and distribution in the Territory. IMMEDICA shall be responsible for providing to LICENSOR artwork for the packaging to be applied to the Product by LICENSOR.

7.7.	Forecasts and Orders.

7.7.1.	Not less than [*] prior to the first day of each Calendar Quarter (commencing with the first Calendar Quarter in which IMMEDICA orders Product from the LICENSOR hereunder), IMMEDICA shall prepare and provide the LICENSOR with a written forecast of its good faith estimated requirements for Product for each of [*] (each a “Forecast”). IMMEDICA shall not increase or decrease the quantity estimated for [*] of each Forecast from the quantity estimated for such periods in the previous Forecast. The quantities estimated for all subsequent Calendar Quarters of each Forecast shall be non-binding, and for planning purposes only. By way of example, if IMMEDICA issues a forecast on [*], [*] shall be binding on the Parties and the forecasts for [*] shall not be binding on the Parties. In addition, IMMEDICA will provide on a country-by-country basis its good faith estimated number of patients to be treated in the Forecast for the purposes of LICENSOR providing dosimetric doses of the Product. LICENSOR will supply dosimetric doses based on such Forecast of the Product in a manner it reasonably believes most efficient, provided however, it will ensure that dosimetric doses are supplied to all identified patients in accordance with the terms of this Agreement. Therapeutic doses of the Product will be supplied on a per patient basis pursuant to the terms of this Agreement.

7.7.2.	The LICENSOR shall be required to supply the quantity of Product ordered by IMMEDICA under this Section 7.7 in any Calendar Quarter up to the quantity forecasted for the [*] of the most recent Forecast in a manner that is reasonably practical given the nature of the Product. If IMMEDICA’s orders in any Calendar Quarter exceed the quantity forecasted for the [*] of the most recent Forecast, the LICENSOR shall use commercially reasonable efforts to supply such excess. The LICENSOR shall use commercially reasonable efforts to meet IMMEDICA’s delivery requirements specified in accordance with Section 7.7.3. In the event of a shortfall, the LICENSOR shall promptly inform IMMEDICA and use Commercially Reasonable Efforts to apportion Product among IMMEDICA, the LICENSOR, and its other customers on a [*] according to their respective forecasts for the relevant period provided always that such forecasts were proposed in good faith. The LICENSOR shall not give priority of supply to its requirements or its licensees requirements for the Product outside the Territory.

7.7.3.	IMMEDICA shall make all purchases under this Section 7.7 by submitting firm purchase orders to the LICENSOR. On a [*] basis, IMMEDICA shall submit such purchase order in writing in a form reasonably acceptable to the LICENSOR, and shall specify the quantity of Product ordered, the place of delivery and the required delivery date therefor, which shall not be less than [*] from after the date of such purchase order. On a continual basis, IMMEDICA shall inform LICENSOR as soon as practical of identified potential patient and when a dosimetric dose of Product has been administered. Except as otherwise expressly provided in this Agreement, the LICENSOR shall be paid for its supply of the Product via the royalty paid by IMMEDICA under Section 6.1.3.

7.7.4.	During the Term of this Agreement, to the extent that IMMEDICA orders a quantity of Product that is less than the quantity specified in the binding [*] of the Forecasts provided under Section 7.7.1, IMMEDICA shall refund LICENSOR’s wasted out-of pocket costs of buying iodine 131 and/or reserving non- cancellable manufacturing slots to manufacture Product that was not subsequently ordered, subject to the provision by LICENSOR of appropoirate evidence of such costs and to the extent that such iodine 131 or such manufacturing slots cannot be reused or cancelled by LICENSOR.

7.8.	Delivery and Acceptance.

7.8.1.	All Product supplied under this Agreement shall be shipped [*] (Incoterms 2020) to the destination port designated by IMMEDICA in its purchase order, which shall be in the European Union. Any change in the location of delivery shall require the consent of both Parties, such consent not to be unreasonably withheld or delayed. Title to the Product purchased by IMMEDICA hereunder shall pass to IMMEDICA upon delivery at the destination port. IMMEDICA shall be responsible for import duties, import clearance and acting as the importer for such Product.

7.8.2.	The LICENSOR shall insure the Products during transit. The LICENSOR and IMMEDICA shall cooperate to ensure all import clearances and other taxes, duties and formalities are paid and in place prior to delivery.

7.8.3.	During the term of this Agreement, the LICENSOR agrees and undertakes to maintain a minimum stock of the Materials required to Manufacture the Product with the exception of 131-1 radioisotope equal to the amount required to Manufacture or have Manufactured [*] supply of Product for the Territory in accordance with the most recent Forecast.

7.8.4.	If the LICENSOR, at any time during the Manufacturing process, becomes aware that for any reason the LICENSOR will not be able to deliver to IMMEDICA the agreed quantity of conforming Product on the agreed delivery date in accordance with the terms of any purchase order or this Agreement (a “Delay”), or any Delay is likely to occur (an “Anticipated Delay”), then the LICENSOR shall use its reasonable efforts to minimize, cure or overcome such Delay and/or Anticipated Delay as soon as reasonably possible. Promptly upon the LICENSOR first becoming aware of any Delay or Anticipated Delay, it shall notify the JSC and the IMMEDICA Alliance Manager of such fact in writing. The JSC shall convene a meeting as soon as reasonably possible following such notice, to consider what steps should be taken to avoid or mitigate such Delay and/or Anticipated Delay and to develop a plan to avoid any Delay occurring, in the event of an Anticipated Delay, to mitigate the effects of any Delay and how to prevent any Delay and/or Anticipated Delay from occurring in the future, including the appointment of a Third Party Manufacturer or the allocation of more capacity to the Manufacture of Products for IMMEDICA. In the event that a Third Party Manufacturer is appointed, the costs of the associated technology transfer shall be borne solely by the LIC: NSOR and shall be subject to the agreement of a high-level plan for the full and complete transfer of the relevant manufacturing Know- How and technology to such Third Party Manufacturer. In the event of an issue at the Facility, or a supply shortage of the Product affecting IMMEDICA and/or the LICENSOR, its Affiliates and other licensees and Sublicensees, then the LICENSOR shall ensure that IMMEDICA receives a fair and reasonable pro rata share of any Product based on the quantities of Product included in purchase orders placed in the last Calendar Year before such Facility issue or supply shortage occurred.

7.8.5.	In the event of a Supply Failure or a Bankruptcy Event in relation to the LICENSOR all licenses granted under this Agreement shall automatically include a right for IMMEDICA to Manufacture, or have Manufactured, the Product, including both the drug product and drug substance, and IMMEDICA is hereby authorized to contract with any party to the Manufacturing Agreements or any other Third Parties for the purposes of such Manufacture, provided always that this shall be without prejudice to the LICENSOR’s right to receive royalties under Section 6.1.3. In the event that IMMEDICA undertakes Manufacture of the Product under this Section 7.8.5 (either itself or through an Affiliate or a Third Party) the LICENSOR will on request from IMMEDICA and at the LICENSOR’S own cost promptly conduct a technology transfer to IMMEDICA, its AFFILIATE or appointed Third Party supplier (as directed by IMMEDICA) to enable IMMEDICA to Manufacture or have Manufactured the Product. In addition if any Supply Failure results from a breach of any agreement between LICENSOR and a Third Party contract manufacturer of the Product IMMEDICA shall have the right to cure such breach on behalf of LICENSOR and LICENSOR shall reimburse IMMEDICA for all costs and, expenses incurred and compensation paid by IMMEDICA in connection with curing such breach.

7.9.	Defective Product.

7.9.1.	If a shipment of Product or any portion thereof is not in conformance with the Specifications, Applicable Law, GMP, the terms of the Quality Agreement or does not have specific activity required in accordance with the calculated therapeutic dose level when received by IMMEDICA or its agents at premises controlled by IMMEDICA, (“Defective Product”) then IMMEDICA shall have the right to reject such shipment of Product if the entire shipment is nonconforming, or the portion thereof that fails to so conform, as the case may be. IMMEDICA shall give notice to the LICENSOR of its rejection hereunder, as soon as practical after IMMEDICA’s physical receipt of such shipment in premises controlled by IMMEDICA, specifying the grounds for such rejection. LICENSOR will not be responsible for any Defective Product as a result of transport delays or Product mishandling in each case caused by IMMEDICA or its agents. If LICENSOR has to replace Defective Product as a result of transport delays or Product mishandling caused by IMMEDICA or its agents, IMMEDICA shall reimburse LICENSOR for its fully burdened cost of Manufacture and supply of the replacement Product. Notwithstanding the foregoing, and solely until the expiration of the shelf-life for the applicable Product, in the event of any Defective Product which was not obvious on receipt of such shipment, IMMEDICA shall have [*] after becoming aware of such Defective Product to notify the LICENSOR.

7.9.2.	IMMEDICA’s grounds for rejection shall be conclusive unless the LICENSOR notifies IMMEDICA, within [*] of receipt by the LICENSOR of the notice of rejection, that it disagrees with such grounds. In the event of such a notice by the LICENSOR, representative samples of the Defective Product in question shall be submitted to a mutually acceptable independent laboratory or consultant (if not a laboratory analysis issue) for analysis or review, the costs of which shall be paid by the Party that is determined by the independent laboratory or consultant to have been incorrect in its determination of whether the applicable Product should be rejected.

7.9.3.	In the event of any Defective Product, at IMMEDICA’s sole discretion, the LICENSOR shall either, at the election of IMMEDICA: (i) replace such Defective Product, as soon as possible, and in any event within [*] after receipt of notice of rejection thereof, or (ii) reimburse IMMEDICA for any out-of-pocket costs incurred by IMMEDICA associated with the Defective Product (including all labeling and packaging costs, handling costs and transportation costs).

7.10.	Product Recall.

7.10.1.	If either Party becomes aware of information about distributed Product indicating that it may be non-conforming with respect to the Specifications, Applicable Law, GMP, or the terms of the Quality Agreement, or that there is potential adulteration, misbranding and/or any potential issues regarding safety or effectiveness with respect to the Product, it shall promptly serve written notice to that effect on the other Party. If such issue relates to a Defective Product, the LICENSOR shall initiate an investigation and assessment of such circumstances and shall provide IMMEDICA a written report of its findings and any proposed course of action to remedy such issue.

7.10.2.	In the event: (i) any Regulatory Authority or other national government authority issues a request, directive or order that Product be recalled; (ii) a court of competent jurisdiction orders such a recall; or (iii) IMMEDICA reasonably determines that Product should be recalled, the Parties shall take all appropriate corrective actions, and shall cooperate in any governmental investigations surrounding the recall. In the event the LICENSOR reasonably determines that Product should be recalled, the LICENSOR shall provide notice to IMMEDICA including all relevant information that supports such determination. Upon receipt of any such notice, IMMEDICA shall promptly initiate a Product recall. IMMEDICA will have the responsibility for all communications with Regulatory Authorities in the Territory and customers regarding any recall of Product in the Field. The LICENSOR will give IMMEDICA any assistance that IMMEDICA may reasonably request to handle any recall.

7.10.3.	In the event that such recall results from a Defective Product that was a Defective Product at the time of delivery of the Product, including the breach of the LICENSOR’ s express warranties under Section 7.11, or the LICENSOR’s negligence, recklessness or willful misconduct (a “LICENSOR Caused Recall”), the LICENSOR shall at IMMEDICA’s option, promptly replace the quantity of Products that were recalled at no cost to IMMEDICA, or reimburse IMMEDICA for any out-of-pocket costs incurred by IMMEDICA associated with the Products that were recalled (including all labeling and packaging costs, handling costs and transportation costs). In the event that IMMEDICA elects to have the recalled Product replaced, the LICENSOR shall replace such Product as soon as possible. In the event that IMMEDICA elects to be reimbursed for out-of-pocket costs associated with the recalled Products, the LICENSOR shall reimburse IMMEDICA within [*] of receipt of request from IMMEDICA for reimbursement. In addition, the LICENSOR agrees that it shall be responsible for the expenses of any such LICENSOR Caused recall. For purposes of this Agreement, the expenses of the recall shall include the expenses of notification, and destruction or return of the recalled Product, and any costs associated with the distribution of the replacement Product. In the event that the recall was not a LICENSOR Caused Recall, then to the extent such recall affects Products in the Territory in the Field, the LICENSOR shall not be responsible for the expenses of the recall or for replacing or reimbursing the relevant Products.

7.11.	Supply Specific Representations and Warranties

7.11.1.	Services. The LICENSOR represents, warrants and covenants that: (a) it shall perform all Services in a professional manner, with due care and in accordance with industry standards; and (b) it shall perform all Services in accordance with: (i) Applicable Laws; (ii) GMP; and (iii) the terms and conditions of this Agreement.

7.11.2.	Product Warranties. The LICENSOR warrants and covenants that all Product delivered to IMMEDICA pursuant to this Agreement shall conform with the Specificiations and the certificate of analysis, and shall be Manufactured in accordance with GMP and in compliance with Applicable Laws.

8.	RECORDS; AUDIT RIGHTS; INSPECTIONS

8.1.	Records.

8.1.1.	IMMEDICA’s Records. IMMEDICA shall maintain, and cause its Affiliates and Sublicensees to maintain, accurate financial books and records pertaining to the sale of the Product by IMMEDICA, its Affiliates and its Sublicensees, as applicable, including any and all calculations of the applicable Fees (collectively, “Relevant Records”). IMMEDICA shall maintain the Relevant Records for the longer of: (a) the period of time required by Applicable Law, or (b) [*] following the end of the Calendar Year to which such books and records pertain.

8.1.2.	The LICENSOR’s Records. The LICENSOR shall maintain, and cause its Affiliates and subcontractors to maintain, at the LICENSOR’s cost, complete and accurate records related to the performance of LICENSOR’s obligations under this Agreement, including in relation to all Services and Clinical Studies and any costs that LICENSOR incurs that are to be reimbursed by IMMEDICA (the “LICENSOR Records”). LICENSOR shall provide IMMEDICA reasonable access to the LICENSOR Records upon the written request of IMMEDICA. Such access shall be requested in writing at least [*] in advance, and shall be conducted during the LICENSOR’s normal business hours and otherwise in manner that minimizes any interference to the LICENSOR’s business operations. The LICENSOR shall retain the LICENSOR Records, together with samples representing each batch of the Product delivered to IMMEDICA under this Agreement for at least [*] for LICENSOR Records and [*] after expiration of shelf-life for samples in each case from the shipment of the relevant batch of Product to IMMEDICA or such longer period as required by Applicable Laws.

8.2.	Audit Rights.

8.2.1.	Audit Request. LICENSOR shall have the right during the term of this Agreement and for [*] thereafter to engage, at its own expense, an independent auditor reasonably acceptable to IMMEDICA to examine the Relevant Records from time-to-time, but no more frequently than [*], as may be necessary to verify the amounts reported by IMMEDICA and IMMEDICA’s compliance with the terms of this Agreement. Such audit shall be requested in writing at least [*] in advance, and shall be conducted during IMMEDICA’s normal business hours and otherwise in manner that minimizes any interference to IMMEDICA’s business operations. Such audits may not (i) be conducted for any Calendar Year ending more than [*] prior to the date of such request, (ii) be conducted more than [*] in any Calendar Year or (iii) be [*] for any Calendar Quarter.

8.2.2.	Audit Fees and Expenses. Upon completion of any audit pursuant to Section 8.2.1, the independent auditor shall provide to the Parties a copy of its audit report disclosing any issues or discrepancies identified. LICENSOR shall bear any and all fees and expenses it may incur in connection with any such audit of the Relevant Records; provided, however, in the event an audit reveals an underpayment by IMMEDICA of more than [*] as to the period subject to the audit, IMMEDICA shall reimburse LICENSOR for the reasonable and documented fees and expenses charged by such independent auditor in connection with such audit.

8.2.3.	Payment of Deficiency. If any audit establishes that IMMEDICA underpaid any amounts due to LICENSOR under this Agreement, then IMMEDICA shall pay LICENSOR any such deficiency, plus interest calculated in accordance with Section 6.1.5 from the date on which the payment was originally due, within [*] after receipt of written notice thereof. In the event such audit establishes that amounts were overpaid by IMMEDICA during such period, the amount of such overpayment plus interest calculated in accordance with Section 6.1.5 shall be credited against future amounts owed by IMMEDICA provided always that in the event an audit is conducted within the last [*] of the Term, such amount will be repaid to IMMEDICA.

8.2.4.	Confidential Financial Information. The LICENSOR shall treat all financial information subject to review under this Section 8 as confidential and shall cause its independent auditor to retain all such financial information in confidence on terms no less restrictive than those applicable to the LICENSOR under Section 11 below.

8.3.	Inspections.

8.3.1.	Each Party shall promptly notify the other Party of any regulatory inspections that may impact the other Party’s rights or obligations under this Agreement. The LICENSOR shall provide all reasonable co-operation to any inspection by any Regulatory Authority responsible for the approval of the Product in the Territory and shall facilitate reasonable access to the Facility and all LICENSOR Records. Unless not permitted by such Regulatory Authority, in the event of an inspection at the LICENSOR’s premises or the Facility, IMMEDICA shall have the right (subject to Section 8.3.4 with respect to any Facility owned or controlled by a Third Party) to have a representative present during the portion of the inspection that involves the Product.

8.3.2.	The LICENSOR shall, unless not permitted to do so by the Regulatory Authority, forward to IMMEDICA copies of any and all correspondence from and with any Regulatory Authority responsible for the approval of the Product in the Territory. To the extent the Product is implicated in regulatory inspection findings, the LICENSOR will provide a draft of the pertinent responses to IMMEDICA for review and comment prior to submission to the relevant Regulatory Authority responsible for the approval of the Product in the Territory; provided that the inspected entity is responsible for all responses to observations made by a Regulatory Authority and is not obligated to modify responses based upon IMMEDICA’s comments.

8.3.3.	. The LICENSOR shall promptly, and in any event within [*], after the LICENSOR becomes aware notify IMMEDICA in writing of any written observation, violation or deficiency noted, by a Regulatory Authority responsible for the approval of the Product in the Territory, following an inspection which related to or which may affect the Product or activities undertaken pursuant to this Agreement. The LICENSOR shall promptly rectify, and shall use reasonable efforts to cause its manufacturers to rectify, any such violation or deficiency at the LICENSOR’s sole cost and expense.

8.3.4.	Where any part of the Manufacturing process is undertaken by a Third Party on behalf of the LICENSOR, LICENSOR shall procure that such Third Party shall comply with the obligations set out in this Section 8.3. In respect of IMMEDICA’ s right to have a representative present during an inspection pursuant to Section 8.3.1, LICENSOR’s obligation will be to use its reasonable efforts to allow IMMEDICA to attend such inspection.

9.	INTELLECTUAL PROPERTY RIGHTS

9.1.	Pre-existing IP. Each Party shall retain all rights, title and interests in and to any Intellectual Property Rights that are owned, licensed or sublicensed by such Party prior to or independent of this Agreement.

9.2.	Ownership of Inventions. Inventorship of inventions shall be determined in accordance with the rules of inventorship under U.S. patent laws. As between the Parties, IMMEDICA (or its Affiliate) shall solely own all inventions made solely by IMMEDICA personnel, and the LICENSOR (or its Affiliate) shall solely own all inventions made solely by personnel of the LICENSOR. The Parties (or their respective Affiliates) shall jointly own all inventions made jointly by personnel of both IMMEDICA and the LICENSOR; provided that, subject to the rights and licenses granted under and the restrictions set forth in this Agreement, each Party may practice and exploit any such joint invention and/or any jointly owned Patent Rights to the extent such practice and exploitation does not infringe the Intellectual Property Rights of the other Party, including, without limitation, in connection with its development, manufacture and/or commercialization of products, without the consent of, or a duty of accounting to, the other Party, and each Party hereby waives any right it may have under applicable law to require such consent or accounting.

9.3.	License of Developed IP. Any Patent Rights that are conceived, developed or reduced to practice by or on behalf of IMMEDICA as a direct result of the performance of its activities under this Agreement are, to the extent they are Controlled by IMMEDICA (“Developed IP”), hereby licensed to the LICENSOR on a non-exclusive, fully paid-up basis, for the sole and limited purpose of the Development, Manufacture, and Commercialization of the Product in all territories and countries of the world other than the Territory (provided that after any termination of this Agreement, the foregoing license shall be worldwide).

9.4.	Recording of License. If either Party considers it advisable to record IMMEDICA as a licensee or “registered user” of any of the Licensed Technology under local law, the other Party shall do all such acts and sign or have signed all such documents as are reasonably proper and necessary to secure such recordation and for any changes thereof in the future. In such event, the relevant Party is responsible for recording this Agreement or a document reflecting this Agreement’s contents with any applicable governmental authority and for all associated recordation fees and related costs and expenses. Upon termination of IMMEDICA’s rights under this Agreement, either Party may at any time thereafter apply for cancellation of the record of IMMEDICA as a licensee (in the case of LICENSOR, upon written notice to IMMEDICA).

9.5.	Patent and Trademark Prosecution.

9.5.1.	Patent and Trademark Prosecution and Maintenance. Subject to IMMEDICA’s rights set forth in Section 9.5.3 and Section 9.5.4, the LICENSOR will be responsible for filing, prosecuting (including in connection with any reexaminations, oppositions and the like), defending and maintaining the Licensed Patents and all Product Trademarks in all countries in the Territory in LICENSOR’s name at LICENSOR’s own cost and expense.

9.5.2.	Assistance.

(a)	The LICENSOR shall inform IMMEDICA as to the prosecution and maintenance and defence of the Licensed Patents and Product Trademarks in the Territory prior to any deadline, submission to or action with any patent or trademark office, and shall furnish to IMMEDICA copies of all relevant drafts and documents of such Licensed Patents or relating to the Product trademarks reasonably in advance of such consultation. The LICENSOR shall provide to IMMEDICA copies of all patent office and trademark submissions and correspondence relevant to such Licensed Patents and Product Trademarks within a reasonable amount of time following submission or receipt thereof by the LICENSOR. The LICENSOR shall consider in good faith any reasonable and timely comments provided by IMMEDICA in connection with the prosecution and maintenance and defence of such Licensed Patents and Product Trademarks. LICENSOR will discuss and agree with IMMEDICA any proposal to opt-in or opt-out of the proposed Unified Patent Court system should that come into effect or to designate a Licensed Patent as a Unitary Patent.

(b)	IMMEDICA will provide reasonable assistance to LICENSOR, at LICENSOR’s expense, in connection with the filing, prosecution and maintenance and defence of such Licensed Patents and Product Trademarks, where such assistance shall include providing access to relevant persons and executing all documentation reasonably requested by LICENSOR.

(c)	As reasonably requested by LICENSOR in writing and at LICENSOR’s expense, IMMEDICA shall cooperate in obtaining patent term restoration (under, but not limited to, the Drug Price Competition and Patent Term Restoration Act), supplementary protection certificates or their equivalents, and patent term extensions with respect to the Licensed Patents in Europe.

9.5.3.	Failure to Prosecute or Maintain. In the event LICENSOR elects to forgo filing, prosecution or maintenance or defence of any of the Licensed Patents or Product Trademarks in any country in the Territory, LICENSOR shall promptly notify IMMEDICA of such election, but in any event at least [*] prior to any filing or payment due date, or any other due date that requires action (“Election Notice”). Upon receipt of an Election Notice, IMMEDICA shall be entitled, upon written notice to LICENSOR, at its sole discretion and expense, to file or to continue the prosecution or maintenance of such Licensed Patent or Product Trademarks in such country in LICENSOR’s name using counsel of its own choice and at its own expense, provided that IMMEDICA shall keep the LICENSOR reasonably informed as to the material actions taken with regard to the prosecution and maintenance and defence of such Licensed Patents and Product Trademarks in the Territory. The LICENSOR shall cooperate with IMMEDICA to transfer the prosecution and maintenance of such Licensed Patent and Product Trademarks, together with all relevant documentation and the file wrapper, to IMMEDICA. If requested by IMMEDICA, the LICENSOR shall ensure that the LICENSOR’s patent or trademark attorney liaises with IMMEDICA’s patent attorney to ensure a smooth and complete transfer of prosecution and maintenance obligations.

9.5.4.	Trademarks.

The Parties recognize the importance of having a coordinated global approach to the use of trademarks in relation to the Product and to that end and to the extent reasonably possible in accordance with Appl: able Law agree to use the same trademarks on Product inside the Territory and outside the Territory. LICENSOR in consultation with IMMEDICA, shall be responsible for the creation, filing, registration, and prosecution and maintenance of the Product Trademarks in the Territory. LICENSOR, in consultation with IMMEDICA, shall undertake the searching and clearance of all potential Product Trademarks within the Territory as soon as reasonably possible following the Effective Date. If LICENSOR fails to apply for trademarks for the Product within the Territory reasonably in advance of IMMEDICA’S intended launch of the Product in the Territory IMMEDICA shall be free to do so and shall own all resulting trademarks. IMMEDICA shall use the Product Trademarks registered by LICENSOR in connection with the Product in the Field within the Territory.

10.	INFRINGEMENT; MISAPPROPRIATION

10.1.	Notification. Each Party will promptly notify the other Party in writing of any actual or threatened infringement, misappropriation or other violation by a Third Party of any Licensed Technology or any Product Trademark in the Territory of which it becomes aware (“Third Party Infringement”).

10.2.	Infringement Action.

10.2.1.	Right of First Enforcement.

(a)	LICENSOR shall have the first right (but not the obligation), at its own expense, to control enforcement of the Licensed Technology and Product Trademarks against any Third Party Infringement (each an “Enforcement Action”), after having conferred with IMMEDICA. LICENSOR shall keep IMMEDICA reasonably updated with regard to the progress of any such Enforcement Action that it takes. LICENSOR shall give IMMEDICA timely notice of any proposed settlement of any such action instituted by LICENSOR and shall not enter into any settlement that would: (i) admit the liability of IMMEDICA or its Affiliates, or (ii) materially affect the scope of validity of any Licensed Patent or Trademark, or (iii) materially adversely effect the Commercialization of the Product in the Territory, in each case with respect to the foregoing clauses (i)-(iii), without the prior written consent of IMMEDICA, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)	If LICENSOR does not initiate proceedings within [*] from the date of IMMEDICA’s request that LICENSOR initiate such proceedings, then IMMEDICA shall have the right but shall not be obliged, upon prior written notice to LICENSOR, to initiate infringement proceedings or take other action it believes appropriate against such Third Party Infringement at its own expense.

10.2.2.	Assistance. At the request and sole cost and expense of the Party controlling an Enforcement Action, the other Party shall provide reasonable assistance in connection therewith. If one Party brings any suit, action or proceeding under this Section 10.2, the other Party agrees to be joined as party plaintiff if reasonably necessary to prosecute the suit, action or proceeding and to give the first Party authority to file, prosecute and control the suit, action or proceeding; provided however that such non- controlling Party shall have the right, at its own expense, to be represented in any such action in which it is a party by independent counsel of its own choice.

10.2.3.	Recoveries. Any recoveries resulting from an action relating to a claim of Third Party Infringement shall first be applied against payment of each Party’s costs and expenses incurred in connection therewith. Any remaining recoveries shall be retained by IMMEDICA; provided that LICENSOR shall be entitled to a Royalty on such remaining recoveries at the applicable rate set forth in Section 6.1 as if the amount of such remaining recoveries were Net Sales of IMMEDICA in the Calendar Year in which the recoveries were received by IMMEDICA. Notwithstanding the foregoing, any recoveries resulting from an action relating to a claim of Third Party Infringement shall not be included in the calculation of any commercial milestones under Section 1.2 of Schedule B.

10.2.4.	Third Party Infringement Claims. If the Development, Manufacture or Commercialization of any Product in any country of the Territory pursuant to this Agreement results in a claim, suit or proceeding alleging patent or other intellectual property infringement against the LICENSOR or IMMEDICA (or their respective Affiliates, or Sublicensees) (collectively, “Infringement Actions”), such Party shall promptly notify the other Party hereto in writing. IMMEDICA shall be indemnified in respect of any such Infringement Action in accordance with Section 13.1 and LICENSOR shall have the right to direct and control the defense thereof, at its own expense with counsel of its choice in accordance with Section 13.3. LICENSOR shall keep IMMEDICA reasonably informed of all material developments in connection with any such Infringement Action.

11.	CONFIDENTIALITY

11.1.	Definition. “Confidential Information” means the terms and provisions of this Agreement and other proprietary information and data of a financial, commercial or technical nature that the disclosing Party or any of its Affiliates has supplied or otherwise made available to the other Party or its Affiliates, whether disclosed in writing, orally or otherwise. The terms of this Agreement shall be considered the Confidential Information of both Parties.

11.2.	Obligations. During the term of this Agreement, and for [*] thereafter (or, in the case of Confidential Information constituting a trade secret, for such longer period of time that the Confidential Information remains a trade secret under Applicable Law), the receiving Party will protect all Confidential Information against unauthorized access, use or disclosure to Third Parties with the same degree of care as the receiving Party uses for its own similar information, but in no event less than a reasonable degree of care. The receiving Party may disclose the Confidential Information to its Affiliates, and their respective directors, officers, employees, subcontractors, consultants, attorneys, and accountants, banks (to the extent required by applicable borrowing documentation) and investors who hold a majority of the voting equity of a Party (collectively, “Recipients”) who (a) have a need-to-know such information for purposes related to this Agreement, (b) are informed of the confidential nature of the Confidential Information and the receiving Party’ s obligations hereunder, and (c) are bound by written obligations of confidentiality with terms and conditions at least as restrictive as those set forth in this Agreement.

11.3.	Exceptions.

11.3.1.	The obligations under this Section 11 shall not apply to any information to the extent the receiving Party can demonstrate by competent evidence that such information:

(a)	is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the receiving Party or any Recipients to whom it disclosed such information;

(b)	was known to, or was otherwise in the possession of, the receiving Party prior to the time of disclosure by the disclosing Party;

(c)	is disclosed to the receiving Party on a nonconfidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party; or

(d)	is independently developed by or on behalf of the receiving Party or any of its Affiliates, as evidenced by its written records, without use or access to the Confidential Information.

11.3.2.	Notwithstanding anything herein to the contrary, the receiving Party may disclose Confidential Information to the extent such disclosure is required under Applicable Laws or a court order or other governmental order, provided that the receiving Party: (a) provides the disclosing Party with prompt notice of such disclosure requirement if legally permitted, (b) affords the disclosing Party an opportunity to oppose or limit, or secure confidential treatment for such required disclosure and (c) if the disclosing Party is unsuccessful in its efforts pursuant to subsection (b), discloses only that portion of the Confidential Information that the receiving Party is legally required to disclose as advised by the receiving Party’s legal counsel. Confidential Information disclosed pursuant to this Section 11 shall remain subject to the restrictions set forth herein for all other purposes.

11.3.3.	In the event that LICENSOR wishes to assign, pledge or otherwise transfer its rights to receive some or all of the Milestone Payments and Royalties payable hereunder, LICENSOR may disclose to a Third Party such Confidential Information of IMMEDICA as LICENSOR deems reasonably necessary in connection with any such proposed assignment, provided that LICENSOR shall hold such Third Parties to written obligations of confidentiality with terms and conditions at least as restrictive as those set forth in this Agreement.

11.3.4.	IMMEDICA may disclose Confidential Information of the LICENSOR to the extent such disclosure is reasonably necessary in the following instances:

(a)	with LICENSOR’ s written consent (such consent not to be unreasonably withheld, conditioned or delayed), filing for, prosecuting or enforcing Licensed Patents in accordance with this Agreement;

(b)	in Regulatory Filings or otherwise in seeking, obtaining and maintaining Regulatory Approvals (including complying with the requirements of Regulatory Authorities with respect to filing for, obtaining and maintaining such Regulatory Approvals);

(c)	the Development and/or Commercialization of the Product in the Territory, provided, that any Third Party to whom IMMEDICA discloses Confidential Information pursuant to this clause (c) (i) are informed of the confidential nature of the Confidential Information and IMMEDICA’s obligations hereunder and (ii) are bound by written obligations of confidentiality with terms and conditions at least as restrictive as those set forth in this Agreement; and

(d)	disclosing to actual or bona fide potential Sublicensees or subcontractors in connection with the exercise of its rights under this Agreement or related activities, provided, that such Sublicensees and subcontractors (i) are informed of the confidential nature of the Confidential Information and IMMEDICA’s obligations hereunder and (ii) are bound by written obligations of confidentiality with terms and conditions at least as restrictive as those set forth in this Agreement.

11.3.5.	Each Party shall be responsible for any breaches of confidentiality by any of its Affiliates, subcontractors, Sublicensees, Recipients, advisors and Third Parties to whom it discloses Confidential Information pursuant to Section 11.

11.3.6.	Confidential Disclosure of Terms. Each Party agrees not to disclose to any Third Party the existence and/or terms of this Agreement without the prior written consent of the other Party hereto, except as permitted under this Section 11, and notwithstanding the foregoing, each Party may disclose the existence and/or terms of this Agreement to its advisors (including financial advisors, attorneys and accountants), potential and existing investors, collaboration partners or acquirers, and others on a reasonable need to know basis, in each case under circumstances that reasonably protect the confidentiality thereof.

11.4.	Right to Injunctive Relief. The Parties agree that breaches of this Section 11 may cause irreparable harm to the non-breaching Party and shall entitle the non-breaching Party, in addition to any other remedies available to it (subject to the terms of this Agreement), the right to seek injunctive relief enjoining such action, and each Party hereby waives any requirement to post a bond or other security or prove actual damages or that monetary damages will not afford an adequate remedy.

11.5.	Ongoing Obligation for Confidentiality. Upon expiration or termination of this Agreement, the receiving Party shall, and shall cause its Recipients to, destroy or return (as requested by the disclosing Party) any Confidential Information of the disclosing Party, except for one copy which may be retained in its confidential files for archive purposes.

11.6.	Data Protection Regulations. Each Party will collect, use, and disclose information governed by this Agreement in compliance with all applicable privacy and data protection laws, rules, and regulations and in accordance with the terms of a data sharing agreement that will be agreed by the Parties acting reasonably and in good faith within [*] of the Effective Date. The Parties shall enter into any additional agreements regarding the collection, use, processing or disclosure of such information as mandated by such data protection laws, rules and regulations. The Parties shall notify each other promptly of any unauthorized uses or disclosures of such information of which they become aware.

12.	REPRESENTATIONS, WARRANTIES AND COVENANTS

12.1.	Representations and Warranties by Each Party. Each Party represents and warrants to the other Party as of the Effective Date that:

12.1.1.	it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

12.1.2.	it has full corporate power and authority to execute, deliver, and perform this Agreement, and has taken all corporate action required by Applicable Law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

12.1.3.	this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms;

12.1.4.	all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained; and

12.1.5.	the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not: (i) conflict with or result in a breach of any provision of its organizational documents, (ii) result in a breach of any agreement to which it is a party that would impair the performance of its obligations hereunder; or (iii) violate any Applicable Law.

12.2.	Representations and Warranties by LICENSOR. LICENSOR represents and warrants to IMMEDICA as of the Effective Date that:

12.2.1.	there is no actual alleged or threatened claim that has been notified in writing to the Licensor or its Affiliates or, to its Knowledge, any pending or possible claim that the Development, Manufacture or Commercialization of the Product within the Territory infringes, misappropriates or otherwise violates the Intellectual Property Rights of a Third Party. As used in this Section 12.2, “Knowledge” means knowledge of the officers of LICENSOR, and is not meant to require or imply that any particular inquiry or investigation has been undertaken including, without limitation, obtaining any type of search (independent of that performed by the actual governmental authority during the normal course of patent prosecution, as applicable, in a jurisdiction) or opinion of counsel, provided that it shall include the knowledge that would be obtained from reasonable inquiries that a person in that position would normally be expected to have made;

12.2.2.	there is no actual, pending, alleged or threatened claim by LICENSOR or its Affiliate alleging that a Third Party is or was infringing, misappropriating or otherwise violating the Licensed Technology within the Territory;

12.2.3.	to its Knowledge, the practice of the Licensed Patents or the Licensed Know-How and the Development, Manufacture and/or Commercialization of any Product does not infringe, violate or misappropriate the Intellectual Property Rights of any Third Party;

12.2.4.	Schedule A sets forth a true and complete list of all Licensed Patents Controlled by the LICENSOR or its Affiliates as of the Effective Date that Cover the Product, and the LICENSOR has the full right and authority to grant to IMMEDICA the right to use, sell, offer to sell, import and sublicense the Patent Rights in the Territory described in Schedule A, and to enforce such Patent Rights in accordance with Section 10 above;

12.2.5.	the LICENSOR has not previously granted and will not grant any right, license or interest in or to a Product, Licensed Know-How and/or Licensed Patents, or any portion thereof, that is in conflict with, limits or derogates from the rights or licenses granted to IMMEDICA under this Agreement;

12.2.6.	the Licensed Patents and the Licensed Know-How are free and clear of all liens, claims, security interests or other encumbrances of any kind and during the term of this Agreement, the LICENSOR shall not permit the Licensed Patents or the Licensed Know-How to become encumbered by any liens, claims, security interests or other encumbrances, in each case of the foregoing that could diminish IMMEDICA’s rights or licenses with respect to Licensed Patent Rights;

12.2.7.	the LICENSOR has not knowingly withheld any Licensed Know-How that is reasonably relevant for IMMEDICA’s conduct of activities under this Agreement and, to the LICENSOR’S Knowledge, all Licensed Know-How provided to IMMEDICA is free from any material inaccuracies;

12.2.8.	the LICENSOR has disclosed to IMMEDICA all material information relating to the safety and efficacy of the Product known to it or its Affiliates;

12.2.9.	the LICENSOR has complied with all Applicable Laws, including any disclosure requirements, in connection with the filing, prosecution and maintenance of the Licensed Patents and, to the LICENSOR’s Knowledge, none of the issued Licensed Patents are invalid or unenforceable;

12.2.10.	the LICENSOR has conducted, and its contractors and consultants have conducted, all its Development activities relating to the Product, including the Phase III Clinical Trial, in accordance with Applicable Laws including, as applicable, GLP and GCP;

12.2.11.	neither the LICENSOR nor any of its Affiliates are, or have been, debarred or disqualified by any Regulatory Authority; and none of the LICENSOR or any of its Affiliates’ employees or contractors who were involved in the Development, Manufacture or Commercialization of the Product are, or have been, debarred or disqualified by any Regulatory Authority;

12.2.12.	the materials and documents provided to IMMEDICA in the course of IMMEDICA’s due diligence preceding execution of this Agreement were free from any material inaccuracies;

12.2.13.	the LICENSOR has made available to IMMEDICA all material information in the LICENSOR’s or its Affiliate’s control relating to the Development and Manufacture of the Products as conducted by or on behalf of the LICENSOR and its Affiliates prior to the Effective Date, including complete and correct copies of the following: adverse event reports; clinical study reports and material study data; and Regulatory Authority inspection reports, notices of adverse findings, warning letters, Regulatory Filings and other material correspondence with Regulatory Authorities;

12.2.14.	neither the LICENSOR nor any of its employees have been “debarred” by the FDA or the EMA, or subject to a similar sanction from another Regulatory Authority, nor have debarment proceedings against the LICENSOR or any of its employees been commenced. The LICENSOR will promptly notify IMMEDICA in writing if any such proceedings have commenced or if the LICENSOR or any of its employees are debarred by the FDA or the EMA or any other Regulatory Agency;

12.2.15.	it shall not hire or retain as an officer or employee any person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the FDCA. If at any time this representation and warranty is no longer accurate, the LICENSOR shall immediately notify IMMEDICA of such fact;

12.2.16.	all personal data and biological specimens collected from or disclosed by human subjects in Clinical Studies of the Products have been collected, used, processed and disclosed in compliance with Applicable Laws;

12.2.17.	to the Knowledge of the LICENSOR, the Phase III Clinical Trial will, if it meets its primary endpoints, produce sufficient clinical data to support an application for Regulatory Approval of the Product in AML with the EMA without the need for additional Clinical Studies, provided that this representation and warranty shall not be taken as a representation and or warranty that the Phase III Clinical Trial will meet its primary endpoints or that any application for Regulatory Approval for the Product will be successful;

12.2.18.	the Existing Agreements are in full force and effect and the Licensor has complied in all material respects with each of its obligations the Existing Agreements in a timely manner, and has paid all payments owed by the LICENSOR under the Existing Agreements in full and on time;

12.2.19.	the LICENSOR is not in breach of any material term of the Manufacturing Agreements and, to its Knowledge, no counterparty to the Manufacturing Agreements is in breach of any material term of the Manufacturing Agreements; and

12.2.20.	to its Knowledge, the Facility meets all requirements under Applicable Law, including under GMP, for the Manufacture of the Product for Commercialization in the European Union.

12.3.	Representations and Warranties by IMMEDICA. IMMEDICA represents and warrants to LICENSOR as of the Effective Date that:

12.3.1.	to its Knowledge, the practice of the Licensed Patents or the Licensed Know-How and the Development, Manufacture and/or Commercialization of any Product within the Territory does not infringe, violate or misappropriate the Intellectual Property Rights of any Third Party. As used in this Section 12.3, “Knowledge” means knowledge of the officers of IMMEDICA, and is not meant to require or imply that any particular inquiry or investigation has been undertaken including, without limitation, obtaining any type of search (independent of that performed by the actual governmental authority during the normal course of patent prosecution, as applicable, in a jurisdiction) or opinion of counsel, provided that it shall include the knowledge that would be obtained from reasonable inquiries that a person in that position would normally be expected to have made; and

12.3.2.	to its Knowledge, the granted patents within the Licensed Patents are valid and enforceable.

12.4.	No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS SECTION 12, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO WARRANTIES OF TITLE, NON- INFRINGEMENT, VALIDITY, ENFORCEABILITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

12.5.	Maintenance of the Existing Agreements.

12.5.1.	On an Existing Agreement-by-Existing Agreement basis, the LICENSOR shall ensure that such Existing Agreement is not terminated, revoked or allowed to expire during the term of this Agreement for any reason attributable to the LICENSOR. The LICENSOR shall:

(a)	not terminate such Existing Agreement without first obtaining IMMEDICA’s express written consent to such termination;

(b)	ensure that it complies, at all times, with each of its obligations under such Existing Agreement in a timely manner, and shall ensure that all payments owed by the LICENSOR under such Existing Agreement are paid in full and on time; and

(c)	not agree or consent to any amendment, supplement, or other modification (including termination) to such Existing Agreement which could adversely affect IMMEDICA’s rights under this Agreement without IMMEDICA’s prior written consent.

12.6.	Maintenance of the Manufacturing Agreements.

12.6.1.	On a Manufacturing Agreement-by-Manufacturing Agreement basis, from and after the Effective Date, the LICENSOR shall ensure that such Manufacturing Agreement is not terminated, revoked or allowed to expire during the term of this Agreement for any reason attributable to the LICENSOR. The LICENSOR shall:

(a)	not terminate such Manufacturing Agreement without first obtaining IMMEDICA’s express written consent to such termination (such consent not to be unreasonably withheld, conditioned or delayed);

(b)	ensure that it complies, at all times, with each of its obligations under such Manufacturing Agreement in a timely manner, and shall ensure that all payments owed by the LICENSOR under such Manufacturing Agreement are paid in full and on time; and

(c)	not agree or consent to any amendment, supplement, or other modification (including termination) to such Manufacturing Agreement which could adversely affect IMMEDICA or the supply of Product under this Agreement without IMMEDICA’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Notwithstanding the foregoing, LICENSOR shall have the right without needing the consent of IMMEDICA to utilize other manufacturers provided that LICENSOR shall be responsible for any studies necessary to demonstrate the equivalence of the Product manufactured at such other manufacturers and the terms of any agreements with such manufacturers, to the extent such terms impact IMMEDICA’s rights or the LICENSOR’s ability to supply Product under the terms of this Agreement, are no less favourable in any material respect than the terms of the Manufacturing Agreements. LICENSOR shall continue to supply the Product to IMMEDICA without amendment until such time as any change or variation to a Regulatory Approval that is required as a result of such use of alternative manufacturers is approved by the applicable Regulatory Authority. If the LICENSOR proposes to enter into any new agreements with Third Parties relating to the Manufacture of the Product it shall notify IMMEDICA in writing and such proposal shall be discussed at the JSC. LICENSOR shall keep IMMEDICA reasonably informed with regard to the progress of any discussions with any such Third Party and will provide to IMMEDICA a copy of any agreement entered into with such a Third Party.

12.6.2.	The LICENSOR covenants that promptly and in any event within [*] of the Effective Date, subject to Section 12.6.l(c), LICENSOR shall put in place an amendment to each of the Manufacturing Agreements to cover clinical and commercial supply of the Product to IMMEDICA in the Territory as contemplated by this Agreement.

13.	INDEMNIFICATION

13.1.	Indemnification by LICENSOR. The LICENSOR agrees to indemnify, hold harmless and defend IMMEDICA, its Affiliates and Sublicensees and their respective officers, directors, employees, contractors, agents and assigns (collectively the “IMMEDICA Indemnitees”), from and against any Claims arising or resulting from (a) the Development of a Product, including the performance of any Clinical Studies by the LICENSOR, its Affiliates, or respective subcontractors, (b) any breach by the LICENSOR of any representation, warranty or covenant as set forth in this Agreement, (c) any Claim or allegation that the Development, Manufacture and Commercialization of the Product in the Territory infringes the Intellectual Property Rights of a Third Party (including any Infringement Action) or (d) the negligence, recklessness or wrongful intentional acts or omissions of any Licensor Indemnitees; except to the extent in each case (a) to (c) such Claims result from the breach of this Agreement by IMMEDICA, or the negligence, recklessness or wrongful intentional acts or omissions of any IMMEDICA Indemnitees.

13.2.	Indemnification by IMMEDICA. IMMEDICA agrees to indemnify, hold harmless and defend LICENSOR and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns (collectively, “Licensor Indemnitees”), from and against any Claims arising or resulting from: (a) the Development of a Product by IMMEDICA, its Affiliates, its Sublicensees or their respective subcontractors, (b) the Commercialization of a Product by IMMEDICA, its Affiliates, its Sublicensees, or their respective subcontractors, (c) the negligence, recklessness or wrongful intentional acts or omissions of IMMEDICA, its Affiliates, its Sublicensees or their respective subcontractors, or (d) breach by IMMEDICA of any representation, warranty or covenant as set forth in this Agreement; except to the extent in each case (a) to (d), such Claims result from the breach of this Agreement by the LICENSOR, or the negligence, recklessness or wrongful intentional acts or omissions of any Licensor Indemnitees.

13.3.	Indemnification Procedure. In connection with any Claim for which a Party (the “Indemnitee”) seeks indemnification from the other Party (the “Indemnitor”) pursuant to this Agreement, the Indemnitee shall: (a) give the Indemnitor prompt written notice of the Claim; provided, however, that failure to provide such notice shall not relieve the Indemnitor from its liability or obligation hereunder, except to the extent of any material prejudice as a direct result of such failure; (b) cooperate with the Indemnitor, at the Indemnitor’s expense, in connection with the defense and settlement of the Claim; and (c) permit the Indemnitor to control the defense and settlement of the Claim; provided, however, that the Indemnitor may not settle the Claim without the Indemnitee’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, in the event such settlement materially adversely impacts the Indemnitee’s rights or obligations. Further, the Indemnitee shall have the right to participate (but not control) and be represented in any suit or action by advisory counsel of its selection and at its own expense.

13.4.	Third Party Intellectual Property. If a Third Party notifies IMMEDICA, its Affiliates, distributors or Sublicensees that Intellectual Property Rights owned or controlled by such Third Party cover the use or sale of the Product in the Territory (“Third Party IP Rights”), then IMMEDICA shall, upon becoming aware of such notice, promptly notify LICENSOR (“Third Party Notice”) and give LICENSOR the exclusive right to negotiate with such Third Party. If LICENSOR obtains a license or other right from such Third Party for such Third Party IP Rights, LICENSOR shall ensure that LICENSOR has the right to sublicense to IMMEDICA under this Agreement, and LICENSOR shall bear all costs and expenses of such license (including milestones and royalties). In any event, from the date of LICENSOR’s receipt of the Third Party Notice, LICENSOR shall indemnify, hold harmless and defend the IMMEDICA Indemnitees from and against any Claims from such Third Party with respect to the infringement of the Third Party IP Rights from the use or sale of the Product in the Territory.

14.	LIMITATION OF LIABILITY

14.1.	Consequential Damages Waiver. EXCEPT FOR A BREACH OF SECTION 11, NEITHER PARTY SHALL BE LIABLE FOR ANY LOSS OF GOODWILL, REPUTATION, BUSINESS, REVENUES, INDIRECT PROFITS, ANTICIPATED PROFITS, CONTRACTS, OR OPPORTUNITIES (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES) OR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, REGARDLESS OF WHETHER IT HAS BEEN INFORMED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES OR THE TYPE OF CLAIM, CONTRACT OR TORT (INCLUDING NEGLIGENCE).

NOTHING IN THIS AGREEMENT EXCLUDES OR LIMITS ANY LIABILITY FOR DEATH OR PERSONAL INJURY CAUSED BY NEGLIGENCE, FOR FRAUD OR FOR ANY OTHER LIABILITY WHICH CANNOT LEGALLY BE EXCLUDED OR LIMITED.

NOTWITHSTANDING THE FOREGOING, THE LIMITATIONS SET FORTH IN THIS SECTION 14.1 SHALL NOT LIMIT AN INDEMNITOR’ S LIABILITY FOR DAMAGES AWARDED TO ANY THIRD PARTY IN CONNECTION WITH ANY CLAIM FOR WHICH A PARTY IS ENTITLED TO INDEMNIFICATION UNDER SECTION 13.

NOTWITHSTANDING ANY OTHER PROVISION IN THIS SECTION 14.1, THE LICENSOR SHALL NOT BE LIABLE FOR ANY LOSS OF PROFIT CLAIMED BY IMMEDICA TO THE EXTENT SUCH LOSS OF PROFIT ARISES FROM AN ACT OR OMISSION OF A THIRD PARTY SUPPLIER TO LICENSOR AND THE TERMS OF THE CONTRACT BETWEEN LICENSOR AND SUCH THIRD PARTY SUPPLIER EXCLUDES OR LIMITS THE RECOVERY OF SUCH LOSS OF PROFIT.

A PARTY’S AGGREGATE LIABILITY FOR ANY AND ALL CLAIMS BY THE OTHER PARTY FOR ANY DIRECT LOSS OF PROFIT ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED

[*] OF THE TOTAL OF ANY SUMS WHICH HAVE BEEN PAID BY IMMEDICA TO LICENSOR UNDER THIS AGREEMENT EXCLUDING, EXCEPT IN THE CASE OF AN INTENTIONAL BREACH BY LICENSOR WITHIN [*] OF THE EFFECTIVE DATE, THE UPFRONT PAYMENT REFERRED TO IN SECTION 6.1.1,

TOGETHER WTTH

A SUM EQUIVALENT TO [*] OF THE TOTAL VALUE OF NET PROFIT ON SALES OF THE PRODUCT ACHIEVED BY IMMEDICA IN THE [*] PRIOR TO THE DATE ON WHICH THE MATTER GIVING RISE TO THE CLAIM FIRST AROSE.

15.	TERM; TERMINATION

15.1.	Term. The term of this Agreement shall commence as of the Effective Date and shall continue until terminated in accordance with this Section 15.

15.2.	Termination for Cause. Each Party shall have the right, without prejudice to any other remedies available to it at law or in equity, to terminate this Agreement in the event the other Party is in material breach of this Agreement and fails to cure such breach within [*] of receiving notice thereof; provided, however, if such breach is capable of being cured, but cannot be cured within such [*] period, and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the breaching Party shall have such additional period as is reasonable to cure such breach, but in no event will such additional period exceed [*]. Any termination by a Party under this Section 15.2 shall be without prejudice to any damages or other legal or equitable remedies to which it may be entitled from the other Party.

15.3.	Termination for a Bankruptcy Event. Each Party shall have the right to terminate this Agreement in the event of a Bankruptcy Event with respect to the other Party. “Bankruptcy Event” means the occurrence of any of the following: (a) the institution of any bankruptcy, receivership, insolvency, reorganization or other similar proceedings by or against a Party under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, including any section or chapter of the United States Bankruptcy Code, as amended or under any similar laws or statutes of the United States or any state thereof (the “Bankruptcy Code”), where in the case of involuntary proceedings such proceedings have not been dismissed or discharged within [*] after they are instituted, (b) the insolvency of a Party or making of an assignment for the benefit of creditors, (c) the institution of any reorganization, arrangement or other readjustment of debt plan of a Party not involving the Bankruptcy Code, or (d) appointment of a receiver for all or substantially all of a Party’s assets (each an “Insolvency Event”). All rights and licenses now or hereafter granted by the LICENSOR to IMMEDICA under or pursuant to this Agreement, including, for the avoidance of doubt, the license granted to IMMEDICA pursuant to Section 2.1, are, for all purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined in the Bankruptcy Code. Upon the occurrence of any Insolvency Event with respect to LICENSOR, the LICENSOR agrees that IMMEDICA, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Without limiting the generality of the foregoing, the LICENSOR and IMMEDICA intend and agree that any sale of the LICENSOR’s assets under Section 363 of the Bankruptcy Code shall be subject to IMMEDICA’s rights under Section 365(n), that IMMEDICA cannot be compelled to accept a money satisfaction of its interests in the intellectual property licensed pursuant to this Agreement, and that any such sale therefore may not be made to a purchaser “free and clear” of IMMEDICA’s rights under this Agreement and Section 365(n) without the express, contemporaneous consent of IMMEDICA.

15.4.	Termination for Challenge to Licensed Technology. LICENSOR shall have the right to terminate this Agreement at any time after the Effective Date on [*] written notice in its entirety or on a country-by-country basis in the event IMMEDICA or any of its Affiliates or Sublicensees contests or challenges, or supports or assists any Third Party to contest or challenge, in any patent office, court, regulatory agency or other forum, the validity, enforceability or scope of, any of the Licensed Patents (a “Patent Challenge”); provided that if a Licensed Patent is asserted against IMMEDICA, or any of its Affiliates or Sublicensees in an infringement action or other legal proceeding with respect to activities outside the licenses granted herein, or any sublicense granted hereunder, then any claim or action taken in defense of such assertion shall not be deemed a Patent Challenge. Any termination for Patent Challenge shall be subject to the notification and cure procedure set out in Section 15.2, including a right for IMMEDICA to withdraw or rectify the Patent Challenge during the cure period in which case LICENSOR shall have no right to terminate this Agreement at the end of the cure period if the Patent Challenge has been so withdrawn or rectified. Any attempt to cure a breach of this Section 15.4 requires IMMEDICA to reimburse LICENSOR for any and all expenses and costs, including all legal fees, incurred as a result of the Patent Challenge.

15.5.	Termination by IMMEDICA. IMMEDICA shall have the right to terminate this Agreement in its entirety, or on a country-by-country basis, without cause, and for any or no reason on not less than [*] prior written notice to the LICENSOR.

15.6.	Effect of Termination or Expiration.

15.6.1.	Upon termination or expiration of this Agreement, IMMEDICA shall pay to LICENSOR all amounts due to LICENSOR as of the effective date of termination or expiration within [*] following the effective date of termination or expiration.

15.6.2.	Upon termination of this Agreement, IMMEDICA shall have the right to sell its remaining inventory of Product following the termination of this Agreement so long as IMMEDICA has fully paid, and continues to fully pay when due, any and all Royalties owed to LICENSOR, and IMMEDICA otherwise is not in material breach of this Agreement.

15.6.3.	Upon termination of this Agreement but not expiration, all licenses granted by one Party to the other Party shall terminate. For clarity, termination of the licenses granted by LICENSOR to IMMEDICA shall terminate all sublicenses granted by IMMEDICA hereunder.

15.6.4.	With the exception of termination of this Agreement by IMMEDICA pursuant to Section 15.2 or 15.3, upon termination of this Agreement:

(a)	To the extent permitted by applicable Regulatory Authorities, IMMEDICA shall, at IMMEDICA’s cost: (i) transfer, or cause to be transferred, to LICENSOR all Regulatory Filings and Regulatory Approvals held by IMMEDICA, its Affiliates and its Sublicensees with respect to the Product, and (ii) to the extent subsection (i) is not permitted by the applicable Regulatory Authority, permit LICENSOR, or cause its Affiliates and its Sublicensees to permit LICENSOR to cross-reference and rely upon any Regulatory Approvals and Regulatory Filings owned by IMMEDICA, its Affiliates and its Sublicensees with respect to the Product.

15.7.	Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing hereunder prior to such expiration or termination. Without limiting the foregoing, the provisions of Sections 1, 5.4, 7.10, 8.1, 8.2, 8.3, 9.1, 9.2, 9.3, 9.4, 11, 13, 15.6, 18 and 19 shall survive expiration or termination of this Agreement.

16.	PUBLICITY

16.1.	Publicity.

16.1.1.	Subject to IMMEDICA’s rights pursuant to Section 2.1.2, neither Party (nor any of its Affiliates or agents) shall use the trademarks of the other Party or its Affiliates in any press release, publication or other form of promotional disclosure without the prior written consent of the other Party in each instance.

16.1.2.	The Parties have mutually approved a press release attached hereto as Schedule D with respect to this Agreement. Each Party agrees not to issue any other press release or other public statement, whether written, electronic, oral or otherwise, disclosing the existence of this Agreement, the terms hereof or any information relating to this Agreement without the prior written consent of the other Party, provided however, that (i) neither Party will be prevented from complying with any duty of disclosure it may have pursuant to Applicable Law or the rules of any recognized stock exchange so long as the disclosing Party provides the other Party prior written notice to the extent practicable and only discloses information to the extent required, in the reasonable opinion of such Party’s legal counsel, by Applicable Law or the rules of any recognized stock exchange, (ii) once the press release set out in Schedule D has been released, each Party may disclose the information contained in such press release without further consent, and (iii) IMMEDICA shall have the right to publicly disclose without the LICENSOR’s prior written consent: (A) the achievement of any milestone under this Agreement ; or (B) any information (other than Confidential Information of Licensor) relating to the Development or Commercialization of any Products in the Territory.

17.	INSURANCE

17.1.	Insurance Requirements. The Parties will each maintain during the term of this Agreement and for [*] after termination or expiration of this Agreement, commercial general liability insurance from a minimum [*] rated insurance company, including contractual liability and product liability or clinical trials, if applicable, with coverage limits of [*] per occurrence and [*] in the aggregate. Each Party has the right to provide the total limits required by any combination of primary and umbrella/excess coverage. The minimum level of insurance set forth herein shall not be construed to create a limit on a Party’s liability hereunder.

17.2.	Policy Notification. On request, each Party shall provide the other Party with certified copies of such policies or original certificates of insurance evidencing such insurance: (a) prior to execution by both Parties of this Agreement, and (b) prior to expiration of any such coverage.

18.	DISPUTE RESOLUTION

18.1.	General. Except for disputes for which injunctive or other equitable relief is sought to prevent the unauthorized use or disclosure of proprietary materials or information or prevent the infringement or misappropriation of a Party’s Intellectual Property Rights, the following procedures shall be used to resolve any dispute arising out of or in connection with this Agreement.

18.2.	Meeting. Promptly after the written request of either Party, each of the Parties shall appoint a designated representative to meet in person or by telephone to attempt in good faith to resolve any dispute arising out of or in connection with this Agreement. If the designated representatives do not resolve the dispute within [*] of such request, then an executive officer of each Party shall meet in person or by telephone to review and attempt to resolve the dispute in good faith. The executive officers shall have [*] to attempt to resolve the dispute.

18.3.	Arbitration.

18.3.1.	Any disputes arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination that are not otherwise resolved by the Parties in accordance with Section 18.2 shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The Parties agree, pursuant to Article 30(2)(b) of said Rules that the Expedited Procedure Rules shall apply irrespective of the amount in dispute. The language of the arbitration shall be English. The number of arbitrators shall be one; provided that if the Parties fail to nominate a mutually acceptable sole arbitrator within [*] from the date when the Request for Arbitration has been received by the other Party, the number of arbitrators shall be three. The seat, or legal place, of arbitration shall be London, England.

18.3.2.	The arbitrator(s) shall not be an officer or employee of either Party. The cost of the arbitration, including the fees and expenses of the arbitrator(s), will be shared equally by the Parties. The prevailing Party shall be entitled to recover from the losing Party the prevailing Party’s arbitration costs, including reasonable attorneys’ fees and costs and the fees and expenses of the arbitrator(s). The arbitration award will be presented to the Parties in writing, and upon the request of either Party, will include findings fact and conclusions of law. The award may be confirmed and enforced in any court of competent jurisdiction.

18.3.3.	If a Party asserted to be in breach under Section 15.2 above disputes the asserted breach, this Agreement shall not be terminated and the licenses herein shall not be affected as a result of the disputed breach unless and until it has been determined in accordance with this Section 18.3 that this Agreement was materially breached, and such breach is not cured within [*] after such determination or such longer period as the arbitrator may establish.

19.	GENERAL PROVISIONS

19.1.	Compliance. The Parties shall conduct their business in accordance with all Applicable Laws. Without limiting the generality of the foregoing, each Party further acknowledges and ensures that it and its Affiliates, Sublicensees and subcontractors are familiar with the provisions of the United States Foreign Corrupt Practices Act, the UK Bribery Act and applicable local bribery and corruption laws, and shall not take or permit any action that will either constitute a violation under, or cause the other Party to be in violation of, the provisions of the United States Foreign Corrupt Practices Act, the UK Bribery Act or applicable local bribery and corruption law or other Applicable Laws (collectively, “Improper Conduct”). In addition to any other rights either Party may have under this Agreement, if a Party (the “Improper Party”) notifies the other Party of, or if such other Party otherwise has a reasonable suspicion of, the occurrence of Improper Conduct, such other Party shall have the right to have an independent auditor inspect the premises, books and records of the Improper Party relevant to such Improper Conduct for the purpose of ensuring compliance under this Section 19.1.

19.2.	Assignment and Subcontracting. Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that: (a) LICENSOR may assign to a Third Party its rights to receive some or all of the Fees payable hereunder, (b) each Party may assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates without the consent of the other Party; (c) LICENSOR may assign this Agreement in its entirety without the consent of IMMEDICA to a successor to all or substantially all of its business to which this Agreement relates; and (d) IMMEDICA may assign this Agreement in its entirety without the consent of LICENSOR to a successor to all or substantially all of its business to which this Agreement relates provided that such successor is not a Competitor. For purposes of this Section 19.2, “Competitor” means a Third Party that is Developing or commercializing an antibody, or another biological therapeutic molecule, directed to the Target in the Field. The assigning Party shall provide the other Party with prompt written notice of any such assignment. Any permitted assignee pursuant to clauses (b), (c) and (d) above shall assume all obligations of its assignor under this Agreement, and no permitted assignment shall relieve the assignor of liability for its obligations hereunder. The LICENSOR shall not assign or otherwise transfer to any Affiliate or any Third Party any ownership interest in or to any Licensed Know-How or Licensed Patent, unless (i) the LICENSOR’s entire business associated with the Product, including all Manufacturing rights relating to the Product, are assigned to such Affiliate or Third Party and (ii) this Agreement is concurrently assigned therewith. Any attempted assignment in contravention of the foregoing shall be void. Each Party shall be entitled to appoint subcontractors to carry out its obligations under this Agreement provided that such subcontractors are engaged under contracts that are consistent with the terms of this Agreement and such subcontracting shall not relieve a Party of its obligations under this Agreement.

19.3.	Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement, and the Parties agree to substitute a valid and forceable provision therefor which, as nearly possible, achieves the desired economic effect and mutual understanding of the Parties under this Agreement.

19.4.	Governing Law. This Agreement and any issues, disputes or claims arising out of or in connection with it (whether contractual or non-contractual in nature such as claims in tort, from breach of statute or regulation or otherwise) shall be governed by, and construed in accordance with, the laws of England and Wales, without giving effect to any conflicts of laws provision thereof or of any other jurisdiction that would produce a contrary result, except that issues subject to the arbitration clause and any arbitration hereunder shall be governed by the applicable commercial arbitration rules and regulations.

19.5.	Force Majeure. Except with respect to delays or nonperformance caused by the negligent or intentional act or omission of a Party, any delay or nonperformance by such Party (other than payment obligations under this Agreement) will not be considered a breach of this Agreement to the extent such delay or nonperformance is caused by acts of God, natural disasters, acts of the government or civil or military authority, fire, floods, epidemics, pandemics, quarantine, energy crises, war or riots or other similar cause outside of the reasonable control of such Party (each, a “Force Majeure Event”), provided that the Party affected by such Force Majeure Event will promptly begin or resume performance as soon as reasonably practicable after the event has abated. In the event that the Force Majeure Event is a recognized widespread epidemic or pandemic (including the current COVID-19 pandemic) that delays or renders impracticable or unsafe the performance by either or both of the Parties under this Agreement, the Parties will negotiate in good faith appropriate modifications to this Agreement to allow performance hereunder that is consistent with the health and safety of the Parties, their representatives, the general public and/or any participants in any Clinical Studies.

19.6.	Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

19.7.	Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between LICENSOR and IMMEDICA, or to constitute one Party as the agent of the other. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other Party.

19.8.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

19.9.	Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt), (b) sent by email (with confirmation of receipt), provided that a copy is also sent by an internationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and email addresses set forth below (or to such other addresses and email addresses as a Party may designate by written notice):

If to LICENSOR:

Actinium Pharmaceuticals, Inc.
275 Madison Avenue, Suite 702
New York, New York, 10016
Email: [*]
Attention: General Counsel
With a copy addressed to the CFO at
Email: [*]

If to IMMEDICA:

Immedica Pharma AB
Norrtullsgatan 15
SE 113 29 Stockholm
Sweden
Email: [*]
Attention: General Counsel
With a copy addressed to the CEO at
Email: [*]

19.10.	Further Assurances. IMMEDICA and LICENSOR hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

19.11.	No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

19.12.	Entire Agreement.

(a)	This Agreement, together with its Schedules, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter.

(b)	In the event of any conflict between a material provision of this Agreement and any Schedule hereto, the Agreement shall control.

19.13.	Interpretation. The headings of Sections of this Agreement are not a part of this Agreement, but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement: (a) the word “ including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; and (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under generally accepted cost accounting principles, but only to the extent consistent with its usage and the other definitions in this Agreement.

19.14.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement bye- mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

19.15.	Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

19.16.	Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, any rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

[Signature page(s) follow]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Actinium Pharmaceuticals, Inc.		Immedica Pharma AB

By:	/s/ Sandesh Seth	By:	/s/ Anders Edvell
Name:	Sandesh Seth	Name:	Anders Edvell
Title:	CEO	Title:	CEO

SCHEDULE A: PATENT RIGHTS

[*]

SCHEDULE B: PAYMENTS

1.	PAYMENTS

1.1.	Upfront Payment. In consideration of the licenses and rights granted to IMMEDICA hereunder, IMMEDICA shall pay to LICENSOR a one-time upfront, non-refundable and non-creditable payment of US$35,000,000 (in words: thirty five million US dollars).

1.2.	Milestone Payments.

1.2.1.	In further consideration of the licenses and rights granted to IMMEDICA hereunder, upon first achievement of each Milestone set forth below, the corresponding non-creditable and non-refundable Milestone Payments shall be payable by IMMEDICA to LICENSOR:

REGULATORY MILESTONES	MILESTONE PAYMENT
[*]	[*]

For the purposes of the milestones in the table above “Indication” shall mean a separate and distinct indication requiring a separate Regulatory Approval. Assuming that the first Indication is conditioning treatment for bone marrow transplantation in AML, the second and third Indications shall not be conditioning treatment for bone marrow transplant in AML.

COMMERCIAL MILESTONES	MILESTONE PAYMENT
[*]	[*]

1.2.2.	For the avoidance of doubt: (i) each Milestone Payment shall be payable only once upon the first achievement of the applicable Milestone; (ii) satisfaction of a Milestone by an Affiliate of IMMEDICA or Sublicensee of IMMEDICA shall be deemed to have been satisfied by IMMEDICA for purposes of this Section 1.2 of Schedule B; (iii) the total Regulatory Milestones shall not, in any circumstances, exceed [*]; and (iii) the total Commercial Milestones shall not, in any circumstances, exceed [*].

1.3.	Royalties.

1.3.1.	Royalty Rate. In consideration of the licenses and rights granted to IMMEDICA hereunder, IMMEDICA will pay to LICENSOR Royalties on Net Sales of Product in the Territory, where such Royalties shall be calculated each Calendar Quarter by multiplying the Net Sales for such Calendar Quarter by the applicable rate set forth in the table below, subject to the provisions of this Section 1.3 of Schedule B. For clarity, the Royalties are inclusive of the cost of supply of Product under this Agreement.

TIME PERIOD OF NET SALES	ROYALTY RATE
[*]	[*]

1.3.2.	One Royalty: No more than one royalty payment shall be due under this Agreement with respect to each sale of a Product in the Field in the Territory.

SCHEDULE C: THE SPECIFICATIONS

[*]

SCHEDULE D: PRESS RELEASE

[*]